Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-175761

Prospectus Supplement No. 1
(To Prospectus dated June 19, 2012)

Cross Border Resources, Inc.

7,209,375 Shares of Common Stock

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated June 19, 2012 relating to the resale by selling stockholders identified therein of up to an aggregate of 7,209,375 shares of common stock of Cross Border Resources, Inc.
This Prospectus Supplement updates and amends information in the subsection of the Prospectus entitled “Description of Securities---Warrants---Private Offering.”  This Prospectus Supplement is also being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the following reports:

•	Amendment No. 1 to our Annual Report on Form 10-K for fiscal year ended December 31, 2011, which amendment was filed with the Securities and Exchange Commission on August 31, 2012

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2012, which amendment was filed with the Securities and Exchange Commission on August 31, 2012 and;

•	Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2012, filed with the Securities and Exchange Commission on September 20, 2012.

Each above-described report is set forth below.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated June 19, 2012, which is to be delivered with this prospectus supplement.  This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments or supplements thereto.

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 20, 2012.

Warrants

Private Offering

The third paragraph of the description of warrants issued in the private offering, which description begins on page 13, is amended and restated as follows:

The number, class, and price of the common stock underlying the warrants are subject to adjustment from time to time upon the happening of certain events including a forward stock split, stock dividend, merger, consolidation, reclassification or reorganization.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A
(Amendment No. 1)

(Mark One)
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2011

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____to _____

COMMISSION FILE NUMBER 000-52738

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0555508
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

22610 US Highway 281 N., Suite 218
San Antonio, TX	78258
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:	(210) 226-6700
Securities registered pursuant to Section 12(b) of the Act:	NONE
Securities registered pursuant to Section 12(g) of the Act:	Common Stock, $0.001 Par Value Per Share.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined by Rule 405 of the Securities Act. Yes ☐  No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐  No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☐No ☒

Indicate by check mark whether the registrant has submitted electronically and posted on its' corporate Web site, if any, every Interactive Date File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files.
Yes ☒  No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (s229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).   Yes ☐  No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: $23,457,310 as of June 30, 2011, based on the closing price of $2.14 as quoted by the OTC Bulletin Board on that date.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date. As of August 30, 2012, the Registrant had 16,151,946 shares of common stock outstanding.

EXPLANATORY NOTE

On March 15, 2012, we filed our Annual Report on Form 10-K for the period ended December 31, 2011 (the “2011 10-K”) with the SEC.  By this Amendment No. 1, we are amending the 2011 10-K to include corrections to computational errors in our accounting for business combinations, the under accrual of capital expenditures for drilling activities that occurred during the fourth quarter of 2011, and the omission of footnote disclosure for our oil and natural gas properties in our financial statements. Other correcting adjustments with regards to depletion are being made in this restatement. We have also revised the disclosure in Item 9A to reflect the material weaknesses in disclosure controls and procedures and internal controls over financial reporting from the filing of our 2011 10-K.

No other changes have been made to the 2011 10-K. This Amendment No. 1 to the 2011 10-K speaks as of the original filing date of the 2011 10-K, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the 2011 10-K except as set forth above.

2

CROSS BORDER RESOURCES, INC.
ANNUAL REPORT ON FORM 10-K/A
FOR THE YEAR ENDED DECEMBER 31, 2011

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PART II

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company is an oil and gas exploration and production company resulting from the business combination of Doral Energy Corp. and Pure L.P., effective January 3, 2011, which is described in "Item 1, Business."  The merger impacts all comparisons to the prior year.  Pure L.P. is the accounting predecessor entity upon which the 2010 numbers are based.  Additionally, drilling activity increased in 2011 from 2010 levels. There is a lag time of several months between the expenditure of funds for drilling and completion, and the receipt of revenue from the new wells.

RESULTS OF OPERATION

Summary of Production

The following summarizes our net production sold of oil, expressed in barrels  ("Bbls"), and of natural gas, expressed in thousand cubic feet ("mcf") for the years ended December 31:

			Percentage
	2011	2010 (Predecessor)	Increase / (Decrease)
Oil (Bbls)	56,740	36,963	54%
Gas (mcf)	252,690	243,229	4%
Total barrels of oil equivalent*	98,855	77,501	28%
Average boe per day	270.8	212.3	28%
* Oil and natural gas were combined by converting natural gas to oil equivalent on the basis of 6 mcf of gas = 1 boe.

This increase in oil and gas sales volumes is due primarily to a combination of increased production from wells added period over period and increased production brought on through the Pure Merger.

Set forth in the following schedule is the average sales price per unit and average cost of production produced by us for the years ended December 31:

			Percentage
	2011	2010 (Predecessor)	Increase / (Decrease)
Average sales price:
Oil ($ per Bbl)	$86.70	$74.51	16%
Gas ($ per mcf)	$6.03	$5.72	5%
Average cost of production:
Average production cost ($/boe)	$12.69	$4.85	162%
Average production taxes ($/boe)	$5.41	$4.88	11%

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Summary of Year End Results

	Year Ended December 31		Percentage
	2011	2010	Increase /
	(As Restated)	(Predecessor)	(Decrease)
Revenue	$7,313,149	$3,808,879	92%
Operating costs	(7,904,545)	(3,105,618)	155%
Other income (expense)	(269,934)	(420,272)	(36)%
Income tax benefit (expense )	-	-	n/a
Net income (loss)	$(861,330)	$282,989	n/m
n/m - When moving from income to expense/loss, or the reverse, the percentage change is not meaningful.

Revenues

We recognized $6.6 million in revenues from sales of oil and natural gas during the year ended December 31, 2011, compared to $3.7 million for the prior year.  This increase in oil and gas sales revenue is due primarily to a combination of increased production from wells added period over period and increased production brought on through the Pure Merger.  Sales volumes on a boe basis were up approximately 28% for the 2011 over 2010.  In addition, average prices for the oil and natural gas sold period over period increased.  We report our revenues on wells in which we have a working interest based on information received from operators.  The recognition of revenues in this manner is in accordance with generally accepted accounting principles.

We recognized a $0.6 million gain on the sale of certain oil and gas properties during 2011, with no comparable gain during 2010.  Other revenue, primarily the recognition of deferred revenues, was $129,915 in 2011, as compared to $97,436 during 2010. The deferred revenues primarily related to a two-year term assignment to a private party of certain oil and gas working interests located in southeastern New Mexico beginning in April 2010. Approximately $32,000 remains to be recognized during 2012.

Operating Expenses

Our operating expenses for the years ended December 31, 2011 and 2010, consisted of the following:

	Year Ended December 31		Percentage
	2011 (As Restated)	2010 (Predecessor)	Increase / (Decrease)
Operating costs	$1,444,979	$450,774	221%
Production taxes	555,698	379,370	46%
Depreciation, depletion, and amortization	2,105,851	1,199,365	76%
Abandonment expense	49,234	-	n/a
Accretion expense	84,428	59,269	42%
General and administrative	3,664,355	1,016,840	260%
Total	$7,904,545	$3,105,618	155%

Operating costs were higher primarily as a result of costs related to operated assets acquired in the Pure Merger (the Stearn properties in Chavez County, New Mexico), environmental remediation and delayed joint interest billings from an operating partner. Production taxes and depletion were higher as a result of higher production and a larger depletable base.  We wrote off a dry hole (the Full Moon 29#1, with a working interest of 4.69%) that was spud during 2010, which will be plugged and abandoned by the operator.  We recognized $3.7 million in general and administrative expense ("G&A") during 2011 compared to $1.0 million during 2010.  The increase in G&A resulted primarily from higher costs for accounting and legal services, consistent with being a public company and approximately $300,000 in one-time costs related to the merger in January 2011, as well as $681,294 of non-cash share-based compensation for employees, directors and consultants during 2011, with no comparable costs during 2010, and the addition of three full-time employees following the merger.

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Price Risk Management Activities

During 2011, we recognized a net loss of $11,771 on our derivative positions, which includes a non-cash $84,994 mark to market loss (on the remaining term of our crude oil fixed price swaps), reduced by realized a gain of $73,223 for hedge settlements received (for the difference between the hedged price and the market price for the closed months).

We have two crude oil fixed price swaps in place with one counter-party as of December 31, 2011.  The first swap covers 1,000 Bbls of oil per month at a price of $104.55 NYMEX-WTI through February 28, 2013. The second swap covers 2,000 Bbls of oil per month at a price of $93.50 NYMEX-WTI through November 30, 2014.  An additional crude oil swap was put in place in February 2012 covering 1,000 Bbls of oil per month at a price of $106.50 per Bbl for a period beginning March 1, 2012 and ending February 28, 2014.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital and Current Ratio

	At December 31	At December 31,	Percentage
	2011	2010	Increase /
	(As Restated)	(Predecessor)	(Decrease)
Current assets	$3,488,192	$1,737,747	101%
Current liabilities	(3,528,278)	(1,849,490)	91%
Working capital (deficit)	$(40,086)	$(111,743)	n/m
Current ratio	(0.99)	0.94	(100)%
n/m - When moving from a net liability to a net asset, or the reverse, the percentage change is not meaningful.

Cash Flows

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Cash provided by (used in) operating activities	$(1,724,683)	$2,410,828
Cash (used in) investing activities	(3,250,793)	(1,579,929)
Cash provided by (used in) financing activities	4,473,320	(612,895)
Net increase (decrease) in cash during period	$(502,156)	$218,004

Cash used in operating activities is calculated by starting with the net income or loss for the period and adjusting for the non-cash income and expense items during the period, as well as for the change in operating assets and liabilities.

Cash used in investing activities represents the net of capital expenditures, for the drilling of wells and acquisitions of lease interests, and proceeds from the sale of interests in certain capital assets. The increase in this measure is a reflection of the increased level of drilling and completion activity for wells on our acreage.

Cash provided by financing activities represents funds from the sale of equity, or new borrowings, reduced by repayments of indebtedness. The provision in 2011 is primarily the result of the equity offering in May 2011.

Amended and Restated Credit Agreement with Texas Capital Bank

On January 31, 2011, we entered into an amended and restated credit agreement (the “Credit Agreement”) with Texas Capital Bank, N.A. (“TCB”), with a maturity date of January 31, 2014.  The Credit Agreement provided the Company with an initial borrowing base of $4.0 million.  Provided that the trustee for the Company’s Debentures consents, the amount available under the Credit Agreement may be increased by TCB up to $25.0 million based on the Company’s reserve reports and the value of the Company’s oil and gas properties.  If the trustee for the Debentures does not consent, the maximum allowed under the Indenture for the Debentures will be limited to $5.0 million.

The borrowing base was increased to $4.5 million as of December 20, 2011.  At year-end 2011, the balance of the loan with TCB was $2,381,000 and the available balance was $2,119,000 million under the credit facility.

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As of March 1, 2012, the Company's borrowing base was increased to $9.5 million, and $4.3 million was immediately drawn for the Company's redemption of the Pure Debentures (as described below) and other corporate purposes.  At March 9, 2012, the balance due on the credit facility was $8.8 million, and the balance available for borrowing was $0.7 million.

Redemption of Pure Debentures

On January 31, 2012, the Company called for payment prior to maturity all of the debentures originally issued by Pure L.P. pursuant to the provisions of the Trust Indenture dated as of March 1, 2005 (the “Pure Debentures”).  The redemption of the Pure Debentures was conditional upon the anticipated increase in the line of credit issued by TCB, and upon such increase, the redemption of 100% of the Pure Debentures was completed on March 1, 2012.

2011 Equity Financing

On May 26, 2011, the Company closed a private offering exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.  The warrants became exercisable on November 26, 2011.  The Company agreed to use the net proceeds from the sale of the units for general business and working capital purposes and not to use such proceeds for the redemption of any common stock or common stock equivalents.

The investors in the offering received registration rights.  The Company filed a registration statement covering the resale of the common stock issued and the common stock underlying the warrants issued to the Selling Stockholders on July 25, 2011, which was declared effective by the SEC on August 5, 2011.  If at the time of exercise of the warrants there is no effective registration statement covering the resale of the shares underlying the warrant, then the Selling Stockholder has the right at such time to exercise warrants in full or in part on a cashless basis.

In addition to registration rights, the Selling Stockholders were offered a right of first refusal to participate in future offerings of common stock if the principal purpose of which is to raise capital.  This right of first refusal terminates upon the earlier of a sale, merger, consolidation or reorganization of the Company or on May 26, 2012.

Potential Warrant Exercise Proceeds

In connection with the equity offering closed on May 26, 2011, the Company issued warrants to purchase an aggregate of 3,600,000 shares of the Company’s common stock at a per-share price of $2.25 (the "$2.25 Warrants").  The Company also has outstanding warrants to purchase 3,125 shares of the Company’s common stock at a per-share price of $5.00.

The $2.25 Warrants contain a limitation prohibiting exercise of the warrants if the shares issued would cause the holder to own more than 20% of the outstanding stock.  The holder of 2,136,164 of the $2.25 Warrants currently would be disallowed from exercising those warrants under this provision. If all of the remaining 1,463,836 warrants are exercised for cash, the Company would receive $3,293,631 in aggregate proceeds.  The $2.25 Warrants became exercisable in November 2011.  We cannot make assurances that any of the warrants will ever be exercised for cash or at all.

2012 Capital Expenditures

We expect to participate in 24 new wells and three work-overs with our operating partners during 2012, in the  Bone Spring, Abo, Yeso and Wolfberry formations on our Permian Basin leasehold acreage in southeast New Mexico and west Texas.  Our Board has approved a capital expenditures budget of $12 million for these activities in 2012. In the first two months of 2012, we participated in three new wells. As of March 9, 2012, one of the three new wells is completed and producing, while two wells are at total depth and awaiting completion. Additionally, two of the four wells that were awaiting completion at December 31, 2011 have now been put on production.     The remaining two wells are undergoing completion activities.

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OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates the estimates and judgments, including those related to revenue recognition, recovery of oil and gas reserves, financing operations, and contingencies and litigation.

Oil and Gas Properties

We use the successful efforts method of accounting for oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost, and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Reserve Estimates

Our estimate of proved reserves is based on the quantities of oil and gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. For example, we must estimate the amount and timing of future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. In addition, as prices and cost levels change from year to year, the estimate of proved reserves also changes. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to an extent that these reserves may be later determined to be uneconomic. For these reasons, estimates of economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of future net cash flows expected there from may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of our oil and natural gas properties and/or the rate of depletion of the oil and natural gas properties. Actual production, revenues and expenditures, with respect to our reserves, will likely vary from estimates and such variances may be material. We contract with independent engineering firms to provide reserve estimates for reporting purposes.

Despite the inherent imprecision in these engineering estimates, our reserves are used throughout our financial statements. For example, since we use the units-of-production method to amortize our oil and gas properties, the quantity of reserves could significantly impact our depreciation, depletion and amortization expense. Finally, these reserves are the basis for our supplemental oil and gas disclosures.

8

Impairment of Oil and Natural Gas Properties

We review our oil and natural gas properties for impairment at least annually and whenever events and circumstances indicate a decline in the recoverability of their carrying value. We estimate the expected future cash flows of our oil and natural gas properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and natural gas properties to their fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and a discount rate commensurate with the risk associated with realizing the expected cash flows projected. Given the complexities associated with oil and natural gas reserve estimates and the history of price volatility in the oil and natural gas markets, events may arise that would require us to record an impairment of the recorded book values associated with oil and natural gas properties. We have not recognized impairments in either the current nor prior year. However, there can be no assurance that impairments will not be required in the future.

Revenue and Cost Recognition

We use the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. The volumes sold may differ from the volumes to which the Company is entitled based on the interest in the properties.  Costs associated with production are expensed in the period incurred.

Stock-based Compensation.

We estimate the fair value of stock option awards on the date of grant using the Black-Scholes option pricing model. This valuation method requires the input of certain assumptions, including expected stock price volatility, expected term of the award, the expected risk-free interest rate, and the expected dividend yield of the Company’s stock. The risk-free interest rate used is the U.S. Treasury yield for bonds matching the expected term of the option on the date of grant. Our dividend yield is zero, as we do not pay a dividend. Because of our limited trading experience of our common stock and limited exercise history of our stock option awards, estimating the volatility and expected term is very subjective. We base our estimate of our expected future volatility, along with our own limited trading history while operating as an oil and natural gas producer. Future estimates of our stock volatility could be substantially different from our current estimate, which could significantly affect the amount of expense we recognize for any future stock-based compensation awards.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable plus deferred income taxes related to certain income and expenses recognized in different periods for financial and income tax reporting purposes. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when assets are recovered or settled. Deferred income taxes are also recognized for tax credits that are available to offset future income taxes. Deferred income taxes are measured by applying currently enacted tax rates to the differences between financial statement and income tax reporting. We periodically assess the realizability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset would be reduced by a valuation allowance. We consider future taxable income in making such assessments. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and natural gas prices).

Derivatives

Derivative financial instruments that are utilized to manage or reduce commodity price risk related to our production are accounted for under the provisions of Accounting Standards Codification ("ASC") 815-25 (formerly SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”). Under this pronouncement, derivatives are carried on the balance sheet at fair value. If the derivative is not designated as a hedge, changes in the fair value are recognized in other income (expense).

We are permitted to net the fair values of derivative assets and liabilities for financial reporting purposes, if such assets and liabilities are with the same counterparty and subject to a master netting arrangement. We have elected to employ net presentation of derivative assets and liabilities when these conditions are met. We routinely exercise our contractual right to net realized gains against realized losses when settling with our swap counterparty.

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Business Combinations

We follow ASC 805, Business Combinations (“ASC 805”), and ASC 810-10-65, Consolidation (“ASC 810-10-65”). ASC 805 requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under ASC 805, all business combinations will be accounted for by applying the acquisition method. Accordingly, transactions costs related to acquisitions are to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable rules under U.S. GAAP. ASC 810-10-65 requires non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Index to Financial Statements:

Audited financial statements as of December 31, 2011, including:

Financial Statements of Cross Border Resources, Inc.

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Robert F. Darilek, C.P.A . Steven H. Butler, C.P.A.
2702 N. Loop 1604 East, Ste. 202
San Antonio, Texas 78232
Phone (210) 979-0055
Fax (210) 979-0058

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Cross Border Resources, Inc.
San Antonio, Texas

We have audited the accompanying balance sheets of Cross Border Resources, Inc. (CBR) as of December 31, 2011 and 2010 and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended.  CBR’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBR as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the accompanying financial statements of CBR, the beginning retained earnings as of December 31, 2008 has been restated to correct misstatements from the Company’s previously issued financial statements.

As described in Note 3 to the accompanying financial statements of CBR, the financial statements as of December 31, 2011 have been restated to correct misstatements from the Company’s previously issued consolidated financial statements.

/s/DARILEK BUTLER & ASSOCIATES, PLLC

San Antonio, Texas
March 15, 2012, except for as described in Note 3, as to which the date is August 31, 2012

Cross Border Resources, Inc.
Balance Sheets
December 31, 2011 and 2010

	2011	2010 (Predecessor)
	(As Restated)	(As Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$472,967	$975,123
Accounts receivable - production	1,184,544	512,624
Accounts receivable - related party	-	250,000
Prepaid expenses	1,808,944	-
Current tax asset	21,737	-
Total Current Assets	3,488,192	1,737,747

Oil and Natural Gas Properties, Successful Efforts Method:
Oil and gas properties	34,986,566	19,421,621
Less accumulated depletion and depreciation	(9,667,031)	(7,328,326)
Net Property and Equipment	25,319,535	12,093,295

Other Assets:
Other property and equipment, net of accumulated depreciation of $126,473 and $94,759 in 2011 and 2010, respectively	95,988	124,776
Deferred bond costs, net of accumulated amortization of $344,300 and $293,915 in 2011 and 2010, respectively	159,554	209,939
Deferred bond discount, net of accumulated amortization of $127,483 and $108,827 in 2011 and 2010, respectively	59,077	77,733
Other Assets	119,070	112,532
Total Other Assets	433,689	524,980

TOTAL ASSETS	$29,241,416	$14,356,022

The accompanying notes are an integral part of these financial statements

Cross Border Resources, Inc.
Balance Sheets
December 31, 2011 and 2010

	2011	2010 (Predecessor)
	(As Restated)	(As Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable - trade	$1,177,383	$875,881
Accounts payable - revenue distribution	143,215	49,880
Interest payable	112,659	107,875
Accrued expenses	484,595	28,460
Deferred revenues	32,479	162,394
Notes payable - current	764,278	-
Bonds payable - current portion	570,000	475,000
Creditors payable - current portion	186,761	150,000
Derivative liability - current portion	56,908	-
Total Current Liabilities	3,528,278	1,849,490

Other Liabilities:
Asset retirement obligations	1,186,260	508,588
Deferred income tax liability	21,737	-
Line of credit	2,381,000	1,582,426
Derivative liability, net of current portion	28,086	-
Bonds payable, net of current portion	2,825,000	3,740,000
Creditors payable, net of current portion	1,352,783	1,656,305
Total Non-Current Liabilities	7,794,866	7,487,319

TOTAL LIABILITIES	11,323,144	9,336,809
Commitments and Contingencies (See Note 11)

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 36,363,637 shares authorized,16,151,946 shares issued and outstanding at December 31, 2011	16,152	-
Additional paid-in capital	32,617,690	-
Retained earnings (accumulated deficit) (1)	(14,715,570)	5,019,213
TOTAL STOCKHOLDERS’ EQUITY	17,918,272	5,019,213

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,241,416	$14,356,022

(1) Retained earnings as of December 31, 2010 (as restated) includes all equity accounts, including all Predecessor partner's capital accounts.

The accompanying notes are an integral part of these financial statements

Cross Border Resources, Inc.
Statements of Operations
For the years ended December 31, 2011 and 2010

	2011	2010 (Predecessor)
REVENUES AND GAINS:	(As Restated)	(As Restated)
Oil and gas sales	$6,584,134	$3,711,443
Gain on sale of oil and gas properties	599,100	-
Other	129,915	97,436
Total Revenues And Gains	$7,313,149	$3,808,879

OPERATING EXPENSES:
Operating costs	1,444,979	450,774
Production taxes	555,698	379,370
Depreciation, depletion and amortization	2,105,851	1,199,365
Abandonment and impairment expense	49,234	-
Accretion expense	84,428	59,269
General and administrative	3,664,355	1,016,840
Total Operating Expenses	7,904,545	3,105,618

GAIN (LOSS) FROM OPERATIONS	(591,396)	703,261

OTHER INCOME (EXPENSE):
Bond issuance amortization	(50,385)	(50,385)
Gain (loss) on derivatives	(11,771)	-
Interest expense	(460,275)	(413,338)
Miscellaneous other income (expense)	252,497	43,451
Total Other Income (Expense)	(269,934)	(420,272)

GAIN (LOSS) BEFORE INCOME TAXES	(861,330)	282,989

Current tax benefit (expense)	142,330	(5,886)
Deferred tax benefit (expense)	(142,330)	5,886
Income tax benefit (expense)	-	-

NET INCOME (LOSS)	$(861,330)	$282,989

NET GAIN (LOSS) PER SHARE:
Basic and diluted	$(0.06)	$—
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	14,945,782	—

The accompanying notes are an integral part of these financial statements

Cross Border Resources, Inc.
Statements of Cash Flows
For the years ended December 31, 2011 and 2010
	2011	2010 (Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES	(As Restated)	(As Restated)
Net income (loss)	$(861,330)	$282,989
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation, depletion and amortization	2,105,851	1,199,365
Accretion	84,428	59,269
(Gain) loss on disposition of assets	(583,766)	-
Share-based compensation	681,294	-
Amortization of debt discount and deferred financing costs	69,041	69,042
Changes in operating assets and liabilities:
Accounts receivable	(577,110)	27,595
Prepaid expenses and other current assets	(1,750,195)	18,046
Accounts payable	(1,220,118)	590,999
Accrued expenses	372,143	1,129
Deferred revenue	(129,915)	162,394
Derivative liability	84,994	-
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,724,683)	2,410,828

CASH FLOWS FROM INVESTING ACTIVITIES
Cash impact of merger, net	(62,797)	-
Capital expenditures - oil and gas properties	(3,980,470)	(1,579,929)
Proceeds from sale of interest in properties	799,100	-
Capital expenditures - other assets	(6,626)	-
NET CASH USED IN INVESTING ACTIVITIES	(3,250,793)	(1,579,929)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of expenses	5,090,728	-
Net borrowings (payments) on line of credit	798,574	-
Proceeds from renewing notes	139,359	-
Repayments of notes payable	(382,081)	-
Repayments of bonds	(810,000)	(490,000)
Repayments to creditors	(266,760)	(122,895)
Payments to purchase stock options	(96,500)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,473,320	(612,895)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(502,156)	218,004
Cash and cash equivalents, beginning of year	975,123	757,119
Cash and cash equivalents, end of year	$472,967	$975,123

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$183,440	$408,307
Income taxes and dividends paid	$-	$-

The above changes in current assets and current liabilities differ from changes between amounts reflected in the December 31, 2011 balance sheet due to current assets and current liabilities acquired in connection with the Company’s reverse acquisition with Pure Energy Group, Inc. and Pure Gas Partners II, LP, as more fully described in Note 1 to the unaudited financial statements.

The accompanying notes are an integral part of these financial statements

Cross Border Resources, Inc.
Statements of Stockholders’ Equity
December 31, 2011

				Retained Earnings
			Additional	(Accumulated
	Common	Par	Paid-In	Deficit)	Total
	Shares*	Amount	Capital	(As Restated)	(As Restated)
Balance at December 31, 2010, (Predecessor) (as restated)	-	$-	$-	$5,019,213	$5,019,213
Merger with Doral Energy Corp. - January 2011	12,476,946	12,477	27,115,712	(18,873,453)	8,254,736
Shares issued for services	75,000	75	168,675	-	168,750
Share-based compensation	-	-	512,544	-	512,544
Stock issued for cash, net of issuance costs of $479,144	3,600,000	3,600	4,917,259	-	4,920,859
Purchase of stock options from employees			(96,500)		(96,500)
Net income (loss)	-	-	-	(861,330)	(861,330)
Balance at December 31, 2011	16,151,946	$16,152	$32,617,690	$(14,715,570)	$17,918,272

*
The Accounting Acquirer was a partnership. Prior years' reconciliations are not shown here as the format is not comparable.  See the "Reverse Acquisition" section of Note 1 for the prior two years partners' capital reconciliations.

(1) Retained earnings as of December 31, 2010 (as restated) includes all equity accounts, including all Predecessor partner's capital accounts.

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Notes to Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

The Company is an independent natural gas and oil company engaged in the exploration, development, exploitation, and acquisition of natural gas and oil reserves in North America.  The Company’s primary area of focus is the Permian Basin in southeastern New Mexico and western Texas.

Reverse Acquisition

Effective December 27, 2010, the Company completed a 1-for-55 reverse split of its common stock in accordance with Article 78.207 of the Nevada Revised Statutes (the “Reverse Split”).  The Reverse Split resulted in a decrease in the Company’s authorized share capital from 2,000,000,000 shares of common stock, par value $0.001 per share, to 36,363,637 shares of common stock, par value, $0.001 per share, with a corresponding decrease in the number of issued and outstanding shares of the Company’s common stock from 135,933,086 shares to 2,471,544 shares (after accounting for fractional share interests being rounded up to the next whole number).  Completion of the Reverse Split was a condition precedent for the merger with Pure Gas Partners II, L.P. (“Pure”).

Effective January 3, 2011, the Company completed the acquisition of Pure Energy Group, Inc. (“Pure Sub”) as contemplated pursuant to the Agreement and Plan of Merger dated December 2, 2010 (the “Pure Merger Agreement”) among the Company, Doral Acquisition Corp., the Company’s wholly owned subsidiary (“Doral Sub”), Pure Gas Partners II, L.P. (“Pure”) and Pure Sub, a wholly owned subsidiary of Pure (Pure Sub and Pure being collectively referred to herein as the “Pure Energy Group” or the "Predecessor").

Pursuant to the provisions of the Pure Merger Agreement, all of Pure’s oil and gas assets and liabilities were transferred to Pure Sub. Pure Sub was then merged with and into Doral Sub, with Doral Sub continuing as the surviving corporation (the “Pure Merger”). Upon completion of the Pure Merger, the outstanding shares of Pure Sub were converted into an aggregate of 9,981,536 shares of the Company’s common stock. As a result of the Pure Merger, the previous Pure shareholders owned approximately 80% of the Company’s total outstanding shares on a fully diluted basis, with the Company’s previous stockholders owning the remaining 20%, immediately following the merger.

The purchase price of the assets of the Company arising from the reverse acquisition with the Pure Energy Group was $8,085,984, representing eighty percent (80%) of the appraised value of 2,471,511 post-split shares of the Company which were issued and outstanding immediately prior to the reverse acquisition. The allocation of the purchase price and the purchase price accounting is based upon estimates of the assets and liabilities effectively acquired on January 3, 2011 in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC")  805, Business Combinations.

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

The allocation of the purchase price is as follows:

(As Restated)
Cash and cash equivalents	$(62,798)
Accounts receivable	94,810
Prepaid expenses and other current assets	5,769
Proved oil and gas properties	10,336,219
Property and equipment	12,643
Other assets	228,268
Total assets	10,614,911
Accounts payable	(378,079)
Accounts payable- related party	(69,917)
Accrued liabilities	(182,110)
Long-term debt	(1,018,322)
Notes payable to related party	(250,000)
Asset retirement obligation	(630,499)
Purchase price	$8,085,984

The statements of income include the results of operations for Cross Border Resources, Inc. commencing on January 4, 2011. As a result, information provided for the year ended December 31, 2011 presented below includes the actual results of operations from January 4, 2011 to December 31, 2011 and the combined historical financial information for Cross Border Resources, Inc. (formerly Doral Energy) and Pure for the period January 1, 2011 to January 3, 2011. The unaudited pro forma financial information for the year ended December 31, 2010 presented below combines the historical financial information for Cross Border Resources, Inc. and Pure for that period. The following unaudited pro forma information is not necessarily indicative of the results of future operations:

	Year Ended December 31,
	2011	2010
	(As restated)	(Predecessor)
Revenues	$7,313,149	$6,517,924
Operating income (loss)	(602,626)	(10,832,955)
Net income (loss)	(874,245)	(12,165,051)

Earnings (loss) per share *	$(0.06)	$(0.98)

* For purposes of this pro forma presentation of earnings per share we have assumed the same number of shares outstanding in the prior year periods as were outstanding in the current year periods.

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

The following table shows a reconciliation of the Partners' Capital accounts for our Predecessor for the years ended December 31, 2010 and 2009.

	Class A	Class B	Class C		Non-
	Limited	Limited	Limited	General	controlling
	Partners	Partners	Partners	Partner	Interest	Total
Balance as Previously Reported – December 31, 2008	$37,638	$4,995,302	$12,566	$32,494	$987,236	$6,065,236
Prior Period Adjustment	(127,644)	(42,906)	(42,906)	(1,071)	-	(214,527)
Balance as Restated – December 31, 2008	(90,006)	4,952,396	(30,340)	31,423	987,236	5,850,709
Less: Distributions	-	-	-	-	(26,838)	(26,838)
Net Income (Loss)	(619,449)	(208,218)	(208,218)	(5,205)	(46,557)	(1,087,647)
Balance – December 31, 2009	(709,455)	4,744,178	(238,558)	26,218	913,841	4,736,224
Net Income (Loss), as Restated	79,113	34,704	137,560	1,266	30,346	282,989
Conversion of Options Exercised	296,028	-	648,159	-	(944,187)	-
Balance – December 31, 2010, as Restated	$(334,314)	$4,778,882	$547,161	$27,484	$-	$5,019,213

Basis of presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the Securities and Exchange Commission Act 1934.

The Balance Sheet as of December 31, 2011 and the Statements of Operations and Cash Flows for the year ended December 31, 2011 include the accounts of the predecessor company Pure for the period of January 1, 2011 to January 3, 2011 and the accounts of Pure and the Company for the period January 4, 2011 (date of reverse acquisition as discussed above) to December 31, 2011 (collectively, “Cross Border Resources, Inc.” or the “Company”). The comparative Balance Sheet as of December 31, 2010 and the Statements of Operations and Cash Flows for the year ended December 31, 2010 represent the accounts of Pure only, as Predecessor.  The consolidation effected by the business combination has been accounted for as a reverse acquisition wherein Pure is treated as the acquirer for accounting purposes.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to current presentation.

Prior Period Correction of an Error (2010)

In Pure’s 2010 financial statements, the Company recorded goodwill in connection with the 2005 acquisition of Pure Energy Group, Inc. During 2011, the Company re-evaluated its obligations with respect to its initial accounting for the transaction and determined that consideration paid in excess of the fair market value of the assets and liabilities transferred should have been allocated to the acquired oil and gas properties and subsequently tested for impairment. As a result, the Company retroactively stated its oil and gas properties as of December 31, 2010 to reflect the allocation of goodwill. In addition, the Company did not consider the need to impair the value of its acquired oil and gas properties based on the future cash flows of the assets. The correction of this error reduced net income for the year ended December 31, 2010 by $320,660 and beginning retained earnings as of January 1, 2010 was adjusted by the same amount.  The tax effect of this transaction was determined to be immaterial to the overall financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Actual results could differ from those estimates and assumptions.  Significant estimates include volumes of oil and gas reserves used in calculating depletion of proved oil and natural gas properties and costs to abandon oil and gas properties.

Management believes that it is reasonably possible the following material estimates affecting the financial statements could significantly change in the coming year: (1) estimates of proved oil and gas reserves, and (2) forecast forward price curves for natural gas and crude oil. The oil and gas industry in the United States has historically experienced substantial commodity price volatility, and such volatility is expected to continue in the future. Commodity prices affect the level of reserves that are considered commercially recoverable; significantly influence the Company’s current and future expected cash flows; and impact the PV10 derivation of proved reserves.

Oil and Gas Properties

Successful Efforts Method

We use the successful efforts method of accounting for oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost, and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Business Combinations

We follow ASC 805, Business Combinations (“ASC 805”), and ASC 810-10-65, Consolidation (“ASC 810-10-65”). ASC 805 requires most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at “fair value.” The statement applies to all business combinations, including combinations among mutual entities and combinations by contract alone. Under ASC 805, all business combinations will be accounted for by applying the acquisition method. Accordingly, transactions costs related to acquisitions are to be recorded as a reduction of earnings in the period they are incurred and costs related to issuing debt or equity securities that are related to the transaction will continue to be recognized in accordance with other applicable rules under U.S. GAAP. ASC 810-10-65 will require non-controlling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. The statement applies to the accounting for non-controlling interests and transactions with non-controlling interest holders in consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, we consider all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At December 31, 2011 and 2010, we had no cash equivalents. We may, in the normal course of operations, maintain cash balances in excess of federally insured limits. We had cash balances of $472,967 and $975,123 as of December 31, 2011 and 2010, respectively.

Accounts Receivable - Production

Accounts Receivable - Production consists of amounts due from customers for oil and gas sales and are considered fully collectible by the Company as of December 31, 2011 and 2010.  The Company determines when receivables are past due based on how recently payments have been received and has not experienced a bad debt loss in the last three years.

Concentrations of Credit Risk

All of our receivables are due from crude oil and natural gas purchasers. We sold approximately 34% and 23% of our crude oil and natural gas production to two customers during the year ended December 31, 2011. At December 31, 2011, these two customers accounted for approximately 14% and 36%, respectively of Accounts Receivable-Production. During 2010, we sold approximately 34%, 19% and 15% to three customers.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives ranging from three to ten years.

Asset Retirement Obligation

The Company accounts for asset retirement obligations under the provisions of ASC 410, Asset Retirement and Environmental Obligations, which provides for an asset and liability approach to accounting for Asset Retirement Obligations (ARO).  Under this method, when legal obligations for dismantlement and abandonment costs, excluding salvage values, are incurred, a liability is recorded at fair value and the carrying amount of the related oil and gas properties is increased.  Accretion of liability is recognized each period using the interest method of allocation and the capitalized cost is depleted over the useful life of the related asset. Asset retirement obligations as of December 31, 2011 and 2010 were $1,186,260 and $508,588, respectively.

Our asset retirement obligations represent our best estimate of the fair value of our future abandonment costs associated with our oil and gas properties, including the costs of removal and disposition of tangible equipment, site and environmental restoration. We estimate the fair value of our retirement costs in the period in which the liability is incurred, if a reasonable estimate can be made. The determination of the fair value of an asset retirement obligation generally involves estimating the fair value of the obligation at the end of the property's useful life and then discounting it to present value using a credit adjusted, risk free rate of return. Estimating future asset removal costs is difficult and requires management to make estimates and judgments regarding the expected removal and site restoration costs, timing and present value discount rates. Changes in the estimated useful life and the fair value of the asset retirement obligation are imprecise since the removal activities will generally occur several years in the future and asset removal technologies and costs are constantly changing, as are political, environmental and safety considerations that may ultimately impact the amount of the obligations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivatives

Due to the volatility of oil and natural gas prices, the Company periodically enters into price-risk management transactions (e.g., swaps, collars and floors) for a portion of its oil and natural gas production. This allows it to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. These arrangements apply to only a portion of the Company's production, provide only partial price protection against declines in oil and natural gas prices, and limit the Company's potential gains from future increases in prices. None of these instruments are used for trading purposes.

All of these price-risk management transactions are considered derivative instruments and accounted for under the provisions of ASC 815-25 (formerly SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities"). Under this pronouncement, derivatives are carried on the balance sheet at fair value. These derivative instruments are intended to hedge the Company's price risk and may be considered hedges for economic purposes, but certain of these transactions may or may not qualify for cash flow hedge accounting. All derivative instrument contracts are recorded on the Balance Sheets at fair value.

We are permitted to net the fair values of derivative assets and liabilities for financial reporting purposes, if such assets and liabilities are with the same counterparty and subject to a master netting arrangement. We have elected to employ net presentation of derivative assets and liabilities when these conditions are met. When derivative assets and liabilities are presented net, the fair value of the right to reclaim collateral assets (receivable) or the obligation to return cash collateral (payable) is also offset against the net fair value of the corresponding derivative. We routinely exercise our contractual right to net realized gains against realized losses when settling with our swap counterparty.

If the derivative is not designated as a hedge, as in our case, changes in the fair value are recognized in Other Income (Expense) on the Statements of Operations.

Income Taxes

The Company is a taxable entity for federal or state income tax purposes for which an income tax provision has been made in the accompanying financial statements.  Deferred income tax assets and liabilities are computed annually, under the provisions of ASC 740 (formerly SFAS No. 109, Accounting for Income Taxes), for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Differences between the enacted tax rates and the effective tax rates are primarily the result of timing differences in the recognition of depletion and accretion expenses. These differences do not create a material variance between the enacted tax rate and the effective tax rate.

Contingencies

Legal - The Company is subject to environmental laws and regulations of various U.S. jurisdictions. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental - Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation.

Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can be reasonably estimated.

Revenue and Cost Recognition

The Company recognizes oil and natural gas revenue from its interests in producing wells when oil and natural gas is produced and sold from those wells.  Costs associated with production are expensed in the period incurred.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

ASC 718, "Compensation-Stock Compensation" requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). We measure the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards based upon ASC 505-50, "Equity-Based Payments to Non-Employees."

Stock based compensation for the year ended December 31, 2011 was $681,294. No related costs were incurred during 2010 by the Company's predecessor. These amounts are recorded as General and Administrative expenses.

Earnings (Loss) per Common Share

The Company accounts for earnings (loss) per share in accordance with ASC 260 - 10 (formerly SFAS No. 128, Earnings per Share), which establishes the requirements for presenting earnings per share ("EPS"). ASC 260 - 10 requires the presentation of "basic" and "diluted" EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from continuing operations exists, as in the periods presented in these financial statements, potential common shares are excluded from the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.

Fair value of financial instruments

The carrying value of cash and cash equivalents, accounts payable and accrued expenses and other liabilities approximates fair value due to the short term maturity of these instruments. The carrying value of the notes payable are believed to approximate their fair value as of December 31, 2011 based upon the relatively short period until maturity for these instruments.

New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update ("ASU") 2011-04. The ASU is the result of joint efforts by the FASB and the International Accounting Standards Board (“IASB”) to develop a single, converged fair value framework. Thus, there are few differences between the ASU and its international counterpart, IFRS 13. This ASU is largely consistent with existing fair value measurement principles in U.S. GAAP; however it expands ASC 820’s existing disclosure requirements for fair value measurements and makes other amendments. The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-04 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2011, the FASB issued ASU 2011-05, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-05 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2011, the FASB issued ASU 2011-08, which simplifies how entities test goodwill for impairment. This accounting update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step good will impairment test described in ASC 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. ASU 2011-08 will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We do not believe that the adoption of ASU 2011-08 will have a material impact on the Company's consolidated results of operation and financial condition.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2011, the FASB issued ASU No, 2011-11.  ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements on its financial position. This includes the effect or potential effect of rights of offset associated with an entity’s recognized assets and recognized liabilities and require improved information about financial instruments and derivative instruments that are either (1) offset in accordance with Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with Section 210-20-45 or Section 915-10-45. The amendments are effective for annual reporting periods beginning on or after January 1, 2013 and retrospective disclosure is required for all comparative periods presented. No early adoption is permitted.

In December 2011, the FASB issued ASU No. 2011-12.  ASU 2011-12 defers changes in Update 2011-05 that relate to the presentation of reclassification adjustments. ASU 2011-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not believe that the adoption of ASU 2011-12 will have a material impact on the Company's consolidated results of operation and financial condition.

The Company does not expect that the adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations, or cash flows.

NOTE 3 - RESTATEMENT

On August  27, 2012, the Company filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, to report management’s determination that the Company’s consolidated financial statements for the period ended December 31, 2011, included in its Annual Report on Form 10-K filed with the SEC on March 15, 2012 (the “2011 Form 10-K”), should not be relied upon due to the misapplication of the technical requirements of generally accepted accounting principles related to business combination accounting and valuation of acquired oil and gas assets in connection with its business combination with Pure Energy Group, Inc. In addition, the Company did not properly accrue liabilities for capital expenditures and operating costs associated with activity that occurred during the fourth quarter of 2011. Other correcting adjustments with regards to depletion are being made in this restatement.

This amended Annual Report on Form 10-K/A for the year ended December 31, 2011 incorporates corrections made in response to the misapplication described above by restating the Company’s consolidated financial statements presented herein for the year ended December 31, 2011.  The corrections to the annual information in this amended Form 10-K/A had no impact on the Company’s operations or cash flows for the periods being restated.

The Company determined that the business combination accounting presented in the 2011 Form 10-K incorrectly allocated a portion of the purchase price to goodwill and a portion of the purchase price to an intangible asset.  See Note 1 for the updated purchase price allocation.  Additionally, the 2011 Form 10-K lacked the required footnote for oil and gas properties.  See Note 5 – Property and Equipment.

NOTE 3 – RESTATEMENT (continued)

Cross Border Resources, Inc.
Balance Sheet
As of December 31, 2011
	As Previously Reported	As Restated
Oil and natural gas properties, successful efforts method	$30,540,978	$34,986,566

Accumulated depreciation, depletion, and amortization	(9,870,830)	(9,667,031)

Intangible asset, net of accumulated amortization of 197,616	1,788,541	—

Goodwill	1,395,807	—

Accounts payable-trade	103,759	1,177,383

Accrued expenses	418,290	484,595

Retained earnings (accumulated deficit)	(15,050,680)	(14,715,570)

Cross Border Resources, Inc.
Statement of Operations
For the year ended December 31, 2011
	As Previously Reported	As Restated
Depreciation, depletion, and amortization	$2,507,266	$2,105,851

Operating costs	1,378,674	1,444,979

Net loss	1,196,440	861,330

Net gain (loss) per share – basic and diluted	(0.08)	(0.06)

Cross Border Resources, Inc.
Statement of Cash Flows
For the year ended December 31, 2011
	As Previously Reported	As Restated
Net loss	$1,196,440	$861,330

Depreciation, depletion, and amortization	2,507,266	2,105,851

Accounts payable	(1,122,000)	(1,220,118)

Accrued expenses	207,720	372,143

Net cash provided by (used in) operating activities	1,724,863	1,724,863

NOTE 4 - ASSET RETIREMENT OBLIGATION

The following is a description of the changes to the Company’s asset retirement obligations for the period ended December 31, 2011 and 2010:

	2011	2010 (Predecessor)
Asset retirement obligations at beginning of year	$508,588	$449,319
Asset retirement obligations acquired in acquisition	630,499	—
Revision of previous estimates	(158,452)	—
Accretion expense	84,428	59,269
Additions	121,197
Asset retirement obligations at end of year	$1,186,260	$508,588

NOTE 5 – PROPERTY AND EQUIPMENT

Oil and natural gas properties

The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation and amortization is summarized as follows:

	2011 (As Restated)	2010 (Predecessor)
Oil and natural gas properties	$34,986,566	$19,421,621
Less accumulated depletion	(9,667,031)	(7,328,326)
Net oil and natural gas properties capitalized costs	$25,319,535	$12,093,295

At December 31, 2011 and 2010, the Company excluded $8,068,361 and $6,513,024 of costs, respectively, from the depletion calculation.

At December 31, 2011, the capitalized costs of the Company’s oil and natural gas properties included $10,336,219 relating to acquisition costs of proved properties which are being amortized by the unit-of-production method using total proved reserves and $16,581,986 relating to exploratory well costs and additional development costs which are being amortized by the unit-of-production method using proved developed reserves.

During the year ended December 31, 2011, the Company incurred approximately $2,020,769 in exploratory drilling costs, of which $49,234 – related to the abandonment of the Full Moon 29-1 well –  was charged to earnings.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on the Company’s analysis of undiscounted future net cash flows. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company recognizes an impairment charge in income equal to the difference between carrying value and the estimated fair value of the properties. Estimated fair values are determined using discounted cash flow models. The discounted cash flow models include management’s estimates of future oil and natural gas production, operating and development costs, and discount rates. The Company recorded no impairment charges on its proved properties for the year ended December 31, 2011. Impairment expense would be included in abandonment and impairment expense in the accompanying Consolidated Statements of Operations.

Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining and maintaining leases and achieving commercial production or sale.

 NOTE 5 – PROPERTY AND EQUIPMENT (continued)

Other property and equipment

The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation and amortization is summarized as follows:

	2011	2010 (Predecessor)
Other property and equipment	$222,461	$219,535
Less accumulated depreciation and amortization	(126,473)	(94,759)
Net other property and equipment	$95,988	$124,776

NOTE 6 –BONDS & NOTES PAYABLE

7½% Debentures, Series 2005

On March 1, 2005, Pure Energy Group, Inc. and its subsidiary Pure Gas Partners, II, L.P., issued 7 ½ % Debentures, Series 2005, in the principal amount of $5,500,000.  The Debentures are secured by all revenues of the issuer and all money held in the funds and accounts created under the Indenture.  The Debentures mature on March 1, 2015, with principal and interest payable semi-annually on March 1 and September 1.  As of December 31, 2011 and 2010 the balance payable was $3,395,000 and $4,215,000, respectively.  The balances are shown on the Balance Sheets as Bonds Payable.  Interest expense for the years ended December 31, 2011 and 2010 was $292,036 and $324,079, respectively.

Aggregate long-term debt, consisting of the 7½% Debentures, Series 2005, is estimated to be repayable annually as follows:

2012	570,000
2013	1,020,000
2014	1,175,000
2015	630,000
Total	$3,395,000

As permitted by the bond debt agreement, the Company purchases bonds back on the open market at its discretion.  Bonds held by the Company at December 31, 2011 and 2010 totaled $260,000 and $185,000, respectively. The bonds held at year end 2011 were purchased at a discount of $16,719 during 2011, while those held at the prior year end were purchased at a discount of $15,145 during 2010.  The bonds held by the Company are shown as a reduction of bonds payable on the balance sheet as follows:

	2011	2010 (Predecessor)
Bonds payable, net of current portion	$3,085,000	$3,740,000
Sinking fund payments due within 12 months	830,000	660,000
Less: Bonds held by the Company	(260,000)	(185,000)
Bonds payable, current portion	570,000	475,000
Total Bonds payable	$3,395,000	$4,215,000

See Note 14 for a discussion of the redemption of all outstanding bonds subsequent to year end 2011.

Notes Payable Green Shoe Investments

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Green Shoe Investments Ltd. (“Green Shoe”).  At that time the principal amount was $487,000 with an interest rate of 5.0%

On April 26, 2011, Cross Border Resources, Inc. (the “Company”) entered into a Loan Agreement with Green Shoe, and the Company executed and delivered a Promissory Note to Green Shoe in connection therewith.  The amount of the Promissory.

NOTE 6 –BONDS & NOTES PAYABLE (continued)

Note and the loan from Green Shoe (the “Green Shoe Loan”) is $550,936 and the purpose of the Green Shoe Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Green Shoe including without limitation the following:  (i) loan dated May 9, 2008 in the principal amount of $100,000, (ii) loan dated May 23, 2008 in the principal amount of $150,000, (iii) loan dated July 18, 2008 in the principal amount of $50,000, (iv) loan dated February 24, 2009 in the principal amount of $100,000, and (v) loan dated April 29, 2009 in the principal amount of $87,000 plus accrued interest of $63,936.  The Green Shoe Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Green Shoe was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these amounts as of December 31, 2011 is $367,309, which is shown in Current Liabilities on the Balance Sheets.

Notes Payable Little Bay Consulting

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Little Bay Consulting SA (“Little Bay”).  At that time the principal amount was $520,000 with an interest rate of 5%.

On April 26, 2011, the Company entered into a Loan Agreement with Little Bay, and the Company executed and delivered a Promissory Note to Little Bay in connection therewith.  The amount of the Promissory Note and the loan from Little Bay (the “Little Bay Loan”) is $595,423 and the purpose of the Little Bay Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Little Bay including without limitation the following: (i) loan dated March 7, 2008 in the original principal amount of $220,000, (ii) loan dated July 18, 2008 in the original principal amount of $100,000, and (iii) loan dated October 3, 2008 in the principal amount of $200,000 plus accrued interest of $75,423.  The Little Bay Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Little Bay was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these borrowings as of December 31, 2011 is $396,968, which is shown in Current Liabilities on the Balance Sheets.

NOTE 7 – OPERATING LINE OF CREDIT

As of December 31, 2011 and 2010, the borrowing base on the line of credit was $4,500,000 and $2,350,000, respectively. The interest rate is calculated at the greater of the adjusted base rate or 4%.  The line of credit is collateralized by producing wells and matures on January 31, 2014.  As of December 31, 2011 and 2010, the outstanding balance on the line of credit was $2,381,000 and $1,582,426, respectively.  Interest expense for years ended December 31, 2011 and 2010 was $96,805 and $52,864, respectively.  The line of credit is reported as long-term debt because the maturity date is greater than one year. During December 2011, the borrowing base was increased from $4,000,000 to $4,500,000 on this facility.  At December 31, 2011 our available balance was $2,119,000.

Effective March 1, 2012, the borrowing base was increased to $9,500,000. Subsequent to year end, the Company has borrowed an additional $6,419,000, bringing the outstanding balance to $8,800,000 at March 9, 2012.

As of December 31, 2011, the Company was not in compliance with its debt covenants; however the Company obtained a waiver letter from the lending institution of its covenant violation.

NOTE 8 – CREDITORS PAYABLE

In 2002, the prior owner of Pure Sub filed a petition for reorganization with the United States Bankruptcy Court.  According to the plan of reorganization, three creditors were to receive a combined amount of approximately $3,000,000 for their claims out of future net revenues of Pure Sub (defined as revenues from producing wells net of lease operating expenses and other direct costs).

The net estimated revenue distribution due to creditors in 2012 based on 2011 net revenues is $186,761 as of December 31, 2011 and is presented as a current liability.  The net revenue distribution to creditors in 2011 based on 2010 net revenues was estimated at $150,000 as of December 31, 2010 and was presented as a current liability.  As of December 31, 2011 and 2010, the combined creditors’ payable balance were $1,539,545 and $1,806,305, respectively.

NOTE 9 – OPERATING LEASES

The Company has a non-cancelable operating lease for office space expiring in June 2014.  As of December 31, 2011, the remaining future minimum lease payments under the existing lease are as follows:

Year Ending December 31,	Operating Lease
2012	50,000
2013	51,250
2014	26,250
2015	—
Total minimum lease payments	$127,500

Rent expense related to leases for the years ended December 31, 2011 and 2010 was $55,687 and $159,408, respectively.

NOTE 10 –RELATED PARTY TRANSACTIONS

The Company paid $163,000 and $174,500 in consulting fees in the years ended December 31, 2011 and 2010, respectively to BDR Consulting, Inc. (BDR), a member of CCJ/BDR Investments, L.L.C., who owned a combined 64.108% limited partnership interest in the Pure Gas Partners, L.P.  The president of BDR also served on the Board of Directors and was the Chief Executive Officer of Pure Energy Group, Inc.  In addition, the Company rented office space from BDR on a month-to-month basis through September 2010.  The Company paid BDR $18,000 in rental fees in the year ended December 31, 2010.

The Company has a development contract with Aztec Energy Partners I, L.P. (Aztec), whereby Aztec agreed to fund 100% of costs through completion on certain wells to be drilled in two counties in New Mexico.  Certain partners in Aztec were also indirect limited partners and members of the Board of Directors of the Pure Energy Group.  On certain wells, the Company owns a working interest.  On those wells, Aztec will receive working interest and net revenue interest.  During the years ended December 31, 2011 and 2010, the Company paid Aztec $379,989 and $356,145, for Aztec’s share of well income, net of related well costs, based on production.

NOTE 10 –RELATED PARTY TRANSACTIONS   (continued)

Aztec Managing GP, LLC (Aztec MP) is the managing general partner of Aztec Energy Partners I, L.P.  The principals of Aztec MP also served on the Board of Directors of the Pure Energy Group.  During the years ended December 31, 2011 and 2010, the Company paid Aztec MP $111,297 and $154,314, respectively, for Aztec MP’s share of well income, net of related well costs, based on production.

At December 31, 2010, the Predecessor had a related party receivable on the balance sheet from Doral Energy Corporation with a balance of $250,000 with interest payable thereon at a rate of 5% per annum. This loan amount was settled as part of the purchase price allocation upon the closing of the reverse acquisition on January 3, 2011.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

On May 4, 2011, Clifton M. (Marty) Bloodworth filed a lawsuit in the State District Court of Midland County, Texas, against Doral West Corp. d/b/a Doral Energy Corp., Patrick Seale and Everett Willard Gray II.  Mr. Bloodworth alleges that Mr. Gray, as CEO of the Company, made false representations which induced Mr. Bloodworth to enter into an employment contract that was subsequently breached by the Company.  The claims that Mr. Bloodworth has alleged are:  breach of his employment agreement with Doral, common law fraud, civil conspiracy breach of fiduciary duty, and violation of the Texas Deceptive Trade Practices-Consumer Protection Act.  Mr. Bloodworth is seeking damages of approximately $280,000.

On December 12, 2011, Red Mountain Resources, Inc. and Black Rock Capital, Inc., as direct and indirect shareholders of the Company, filed a lawsuit against the Company in the District Court of Clark County, Nevada as Case No. A-11-653-089-B.  The plaintiffs have asked the Court (i) to order the Company to hold an annual shareholders’ meeting for the purpose of electing directors, and (ii) to declare that the solicitation or securing of proxies pursuant to a proxy solicitation made in accordance with the law shall not constitute or be deemed an “Association” as such term is defined in the Amendment to Bylaws adopted by the Company’s Board of Directors in November 2011. On January 23, 2012, we filed a motion to dismiss the lawsuit arguing that the complaint failed to state a claim upon which relief may be granted..  Specifically, we argued that: (i) the Plaintiffs’ claims are derivative in nature and the Plaintiffs failed to make a demand on the board or plead that such a demand would be futile; (ii) the Plaintiffs’ request for an order directing us to conduct a meeting of stockholders was not ripe; and (iii) the plain language of our amended bylaws compels a determination that a proxy agreement is an “Association,” as defined in the amended bylaws.

Other than the lawsuits described above, we are not currently a party to any legal proceedings outside of ordinary routine proceedings incidental to our business and which, in the aggregate, do not involve amounts greater than 10% of our current assets.

The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks. The Company is not aware of any environmental claims existing as of December 31, 2011, which have not been provided for, covered by insurance or otherwise have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on the Company’s properties.

NOTE 12 – INCOME TAXES

Income tax benefit (expense) attributable to income from continuing operations consists of:

	Current	Deferred	Total
	(As Restated)	(As Restated)
Year ended December 31, 2011:
U.S. federal	$142,330	$(142,330)	$-

Year ended December 31, 2010:
U.S. federal	$(5,886)	$5,886	$-

Income tax expense attributable to income from continuing operations was $0 for both the years ended December 31, 2011 and 2010, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 15% to pretax income from continuing operations as a result of the following:

Tax Rate Reconciliation	2011	2010 (Predecessor)
	(As Restated)
Computed “expected” tax rate	$(129,200)	$42,448
Increase (reduction) income taxes resulting from:
Pass-through income (loss) – PGP II	-	(36,562)
Change in valuation allowance	148,216	(5,886)
Deferred revenues	(30,417)	-
Other, net	11,401	-
Net tax expense	$-	$-

Deferred tax assets consist of the following:	2011	2010 (Predecessor)
		(As Restated)
Operating loss carry-forwards at beginning of year	$71,962	$77,848
Operating loss carry-forwards acquired at Pure Merger	2,445,021	-
Benefit (expense)	148,216	(5,886)
Operating loss carry-forwards before valuation allowance	2,665,199	71,962
Less: Valuation allowance	(2,665,199)	(71,962)
Deferred tax asset at end of year	$-	$-

During 2010, deferred tax assets decreased by $5,886 to $71,962 due to the generation of loss carry-forwards that can be used to offset future taxable income. During 2011, deferred tax assets increased by $2,445,021 due to carry forward acquired during the Acquisition. These carry-forwards are limited to the lesser of operating income generated from the Doral legacy assets and the total consolidated operating income of the Company.  In addition, the Company’s carry-forwards increased by $148,216 due to the generation of loss carry-forward used to offset taxable income.

As of December 31, 2011, the Company had net operating loss ("NOL") carry-forwards totaling $18,050,857 that may be used to offset future taxable income. These NOL carry-forwards expire at December 31, of the years shown as follows:

Year	Amount
2023	$351,402
2026	5,165
2027	39,650
2028	454,889
2029	1,991,545
2030	12,673,006
2031	1,303,470
2032	1,231,730
Total NOL carry-forwards	$18,050,857

NOTE 12 – INCOME TAXES  (continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $18,050,857 prior to the expiration of the net operating loss carryforwards in 2032. The Company was in a loss position for the year ended December 31, 2011. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and, as such has recorded a valuation allowance for the total amount of carry-forwards at December 31, 2011. The amount of the deferred tax asset considered realizable, however, could be increased in the near term if estimates of future taxable income during the carry-forward period are increased.

NOTE 13 - STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

2011 Equity Financing

On May 26, 2011, the Company closed a private offering exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.   The warrants are exercisable beginning on November 26, 2011.  The Company agreed to use the net proceeds from the sale of the units for general business and working capital purposes and not to use such proceeds for the redemption of any common stock or common stock equivalents.

The investors in the offering received registration rights.  The Company agreed to file a registration statement covering the resale of the common stock issued and the common stock underlying the warrants issued to the Selling Stockholders within sixty days after the closing date.  If the registration statement is was not declared effective by the SEC within the time periods defined within the agreement, then the Company would have made pro rata cash payments to each Purchaser as liquidated damages in an amount equal to 1.0% of the aggregate amount invested by such Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective.  If at the time of exercise of the warrants there is no effective registration statement covering the resale of the shares underlying the warrant, then the Selling Stockholder has the right at such time to exercise warrants in full or in part on a cashless basis. The Company filed an S-1 registrations statement registering the shares on July 25, 2011, which was declared effective on August 5, 2011.

In addition to registration rights, the Selling Stockholders were offered a right of first refusal to participate in future offerings of common stock if the principal purpose of which is to raise capital.  This right of first refusal terminates upon the earlier of a sale, merger, consolidation or reorganization of the Company or the one-year anniversary of the Closing Date.

Warrants

In connection with the equity offering closed on May 26, 2011, the Company issued warrants to purchase an aggregate of 3,600,000 shares of the Company’s common stock at a per share price of $2.25 (the "$2.25 Warrants").  The Company also has outstanding warrants to purchase 3,125 shares of the Company’s common stock at a per share price of $5.00.

The $2.25 Warrants contain a limitation prohibiting exercise of the warrants if the shares issued would cause the holder to own more than 20% of the outstanding stock.  The holder of 2,136,164 of the $2.25 Warrants currently would be disallowed from exercising those warrants under this provision.  If all of the remaining 1,463,836 warrants are exercised for cash, the Company would receive $3,293,631in aggregate proceeds.  The $2.25 Warrants became exercisable in November 2011.  The Company does not expect the immediate exercise of these warrants as the exercise price exceeds the average closing market  price for the Company's common stock. Furthermore, no assurances can be made that any of the warrants will ever be exercised for cash or at all.

NOTE 13 - STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE (continued)

Stock Issued for Services

During 2011, the Company issued a total of 75,000 shares of its common stock as compensation for services by consultants.  Non-cash expense of $172,500 was recognized in 2011 over the respective service periods.  The valuation of the stock was based on the closing market price for the Company's common stock on the effective dates of the issuances.

Stock Options

In January 2011, the Company issued options to purchase a total of 1,602,500 shares of its common stock at option prices ranging from $4.80 to $6.38 per share.  Of that total, 1,265,000 were issued to employees, 250,000 were issued to a consultant and 87,500 were issued to the Company's directors.  During 2011, unvested options to purchase 325,000 shares were forfeited by an employee and a consultant whose relationship with the company ended. Also vested options to purchase 225,000 shares expired unused during 2011.  In October 2011, the Company's board of directors offered to purchase all options held by current employees at $0.10 per option share.  All employees accepted the offer, resulting in a total payment by the Company of $96,500.  The Company subsequently cancelled the options purchased. At December 31, 2011, options to purchase 87,500 shares of stock at $4.80 per share remained outstanding, all of which are exercisable and held by members of the Company's board of directors.

Stock option activity summary is presented in the table below:

			Weighted-
			average
		Weighted-	Remaining
		average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(years)	Value
Outstanding at December 31, 2010 (Predecessor)	-	$-	-	$-
Granted	1,602,500	5.21
Cancelled	(965,000)	5.23
Exercised	-	-
Forfeited	(325,000)	5.33
Expired	(225,000)	4.80
Outstanding and exercisable at December 31, 2011	87,500	$4.80	4.08	$-

There is no intrinsic value in the outstanding options since the option price is in excess of the market price of the Company's common stock.

The fair value of the options granted during 2011 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Closing market price of stock on grant date	$3.11
Risk-free interest rate	2.43%
Dividend yield	0.00%
Volatility factor	50%
Expected life	2.5 years

NOTE 13 - STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE  (continued)

Earnings Per Share

The following table illustrates the calculation of earnings per share for the years ended December 31:

	2011 (As Restated)	2010 (Predecessor)
Net income (loss)	$(861,330)	$282,989
Weighted-average number of common shares	14,945,782	n/a
Earnings per common share:
Basic	$(0.06)	n/a
Diluted	$(0.06)	n/a

In periods where a net loss is incurred, any assumed exercise of stock options or warrants would be anti-dilutive. The exercise prices of all outstanding stock options and warrants exceeded the market price for the Company's common stock throughout the periods shown. Therefore there would have been no dilutive impact from these items if there were net income for the periods.  Prior to the merger, effective January 3, 2011, the accounting acquirer was a privately held partnership. No earnings per share can be calculated for those periods.

NOTE 14 - DERIVATIVE INSTRUMENTS AND PRICE RISK MANAGEMENT ACTIVITIES

ASC 815-25 (formerly SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”) requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative is recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. When choosing to designate a derivative as a hedge, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring effectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions. Based on the above, management has determined the swaps noted above do not qualify for hedge accounting treatment.

At December 31, 2011, we had a net derivative liability of $84,994, with no comparable item at the prior year end.  Therefore, the total net derivative liability of $84,994 represents the change in fair value and is reflected in "other income (expense)" on the Statement of Operations. Net realized hedge settlement gains totaled $73,223 during 2011.

As of December 31, 2011, we have crude oil swaps in place relating to a total of 3,000 Bbls per month, as follows:

Transaction				Price		Fair Value of Outstanding Derivative Contracts (1) (in thousands) as of December 31,

Date	Type (2)	Beginning	Ending	Per Unit	Volumes Per Month	2011	2010 (Predecessor)
March 2011	Swap	04/01/2011	02/28/2011	$104.55	1,000	$83,594	$-
November 2011	Swap	12/01/2011	11/30/2014	$93.50	2,000	(168,588)	-
Total fair value of derivative contracts						$(84,994)	$-

(1) The fair value of the Company's outstanding transactions is presented on the balance sheet by counterparty. Currently all of our derivatives are with the same counterparty. The balance is shown as current or long-term based on our estimate of the amounts that will be due in the relevant time periods at currently predicted price levels. Amounts in parentheses indicate liabilities.

(2) These crude oil hedges were entered into on a per barrel delivered price basis, using the NYMEX - West Texas Intermediate Index, with settlement for each calendar month occurring following the expiration date, as determined by the contracts.

 An additional crude oil swap was put in place in February 2012 covering 1,000 Bbls of oil per month at a price of $106.50 per Bbl for a period beginning March 1, 2012 and ending February 28, 2014.

NOTE 15 – FAIR VALUE MEASUREMENTS

Cross Border Resources, Inc. commodity derivatives are measured at fair value in the financial statements. The Company’s financial assets and liabilities are measured using input from three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 –	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that Cross Border Resources, Inc. has the ability to access at the measurement date.

Level 2 –
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –
Unobservable inputs reflect Cross Border Resources, Inc’s judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, using internal and external data.

The following table presents the Company’s assets and liabilities recognized in the balance sheet and measured at fair value on a recurring basis as of December 31, 2011:

	Input Levels for Fair Value Measurements
Description	Level 1	Level 2	Level 3	Total
Current liabilities:
Commodity derivatives, current portion	$—	$56,908	$—	$56,908
Other liabilities:
Commodity derivatives, long-term		28,086		28,086
	$—	$84,994	$—	$84,994

The fair value of derivative liabilities is determined using forward price curves derived from market price quotations, externally developed and commercial models, with internal and external fundamental data inputs. Market price quotations are obtained from independent energy brokers and direct communication with market participants.

NOTE 16 - SUBSEQUENT EVENTS

Redemption of Pure Debentures:  On January 31, 2012, the Company called for payment prior to maturity all of the debentures originally issued by Pure L.P. pursuant to the provisions of the Trust Indenture dated as of March 1, 2005 (the “Pure Debentures”).  The redemption of the Pure Debentures was conditional upon the anticipated increase in the line of credit issued by TCB, and upon such increase, the redemption of 100% of the Pure Debentures was completed on March 1, 2012.

Hedges:  See the disclosure in Note 12 regarding the entry into additional hedges in February 2012.

NOTE 17 - SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

The Company retained an independent reserve engineer to perform an evaluation of proved reserves as of December 31, 2011 and 2010. Results of drilling, testing and production subsequent to the date of the estimates may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. All of the Company’s reserves are located in the United States.

In accordance with U.S. GAAP for disclosures regarding oil and gas producing activities, and SEC rules for oil and gas reporting disclosures, we are making the following disclosures regarding our natural gas and oil reserves and exploration and production activities. The standardized measure of discounted future net cash flows is computed by applying fiscal year-end prices of oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on fiscal year-end cost estimates assuming continuation of existing economic conditions) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on fiscal year-end statutory tax rates) to be incurred on pre-tax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

Capitalized Costs Relating to Oil and Gas Producing Activities as of December 31, 2011 and 2010:

	2011 (As Restated)	2010 (Predecessor)
Proved properties
Mineral interests	$613,816	$613,816
Wells, equipment and facilities	31,568,040	17,799,727
Total proved properties	32,181,856	18,413,543

Unproved properties
Mineral interests	$1,008,078	$1,008,078
Uncompleted wells, equipment and facilities	1,796,632	-
Total unproved properties	2,804,710	1,008,078

Less: Accumulated depreciation, depletion and amortization	(9,667,031)	(7,328,326)
Net capitalized costs	$25,319,535	$12,093,295

Costs Incurred in Oil and Gas Producing Activities for the Years Ended December 31, 2011 and 2010:

	2011	2010 (Predecessor)
Acquisition of proved properties, non-cash	$10,336,219	$-
Development costs, cash	2,008,935	1,303,337
Exploration costs, cash	1,971,535	276,592
Total costs incurred	$14,316,689	$1,579,929

NOTE 17 - SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (continued)

Results of Operations for Oil and Gas Producing Activities for the Year Ended December 31, 2011 and 2010:

	2011 (As Restated)	2010 (Predecessor)
Revenues	$7,313,149	$3,808,879
Production costs	2,000,677	830,144
Exploration expenses & abandonment	49,234	-
Depreciation, depletion and amortization	2,105,851	1,199,365
Accretion expense	84,428	59,269
Income (loss) before income tax	2,905,170	1,720,101
Income tax	-	-
Results of operations from oil and gas producing activities	$2,905,170	$1,720,101

Proved Reserves:

The Company’s proved oil and natural gas reserves have been estimated by independent petroleum engineers. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and natural gas properties; and changes in economic factors. All proved reserves are located in the United States. Proved reserves as of December 31, 2011 and 2010 are summarized in the table below.

	Oil	Gas
Proved Natural Gas and Oil Reserves at December 31, 2010 (Predecessor):	(mBbls)	(mmcf)
Proved reserves - beginning of period	344	2,109
Revisions of previous estimates	48	(81)
Proved reserves - beginning of period, as revised	392	2,028
Extensions and discoveries	482	578
Purchase of minerals in place (Pure Merger)	885	-
Production	(51)	(221)
Proved reserves, at December 31, 2011	1,708	2,385
Proved developed reserves, at December 31, 2011	528	1,592

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2011 and 2010:

(in thousands)	2011	2010 (Predecessor)
Future cash inflows	$163,140	$37,393
Future production costs	(30,511)	(10,417)
Future development costs	(25,968)	(4,491)
Future income taxes	-	-
10% annual discount for estimated timing of cash flows	(61,800)	(12,653)
Standardized measure of discounted future net cash flows:	$44,862	$9,832

NOTE 17 - SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (continued)

Future cash inflows are computed by applying year-end commodity prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end.

In our 2011 year-end reserve report, we used the average price of oil and natural gas at the first of the month for the preceding twelve months period which is $87.91 per barrel of oil and $5.61 per mcf.

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing the Company’s proved crude oil and natural gas reserves at the end of the year, based on the year-end costs, and assuming continuation of existing economic conditions. While the Company believes that future operating costs can be reasonably estimated, future prices are difficult to estimate since market prices are influenced by events beyond its control. Future global economic and political events will most likely result in significant fluctuations in future oil prices, while future U.S. natural gas prices will continue to be influenced by primarily domestic market factors, including supply and demand, weather patterns and public policy.

Future income tax expenses are generally computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to the Company’s proved crude oil and natural gas reserves, less the tax basis of the properties involved. The future income tax expenses give effect to tax credits and allowances, but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to the Company’s proved crude oil and natural gas reserves.  In light of the Company's net operating loss carryforwards, no income tax expense has been deducted.

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2011:

(in thousands)	2011
Beginning of year	$9,832
Purchase of minerals in place (Pure Merger)	6,509
Extensions and discoveries	13,115
Revisions to previous estimates	20,767
Sales of oil and gas produced, net of production costs	(4,378)
Net change in income taxes	-
Accretion of discount	(983)
End of year	$44,862

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

(a)	Evaluation of disclosure controls and procedures

Our management, with the participation of our Interim President and Chief Accounting Officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on management’s evaluation, our Interim President and Chief Accounting  Officer concluded that, as a result of the material weaknesses below and because of the restatement, as of December 31, 2011, our disclosure controls and procedures are not designed at a reasonable assurance level and are ineffective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Interim President and Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure.  The material weaknesses, which relate to internal control over financial reporting, that were identified are:

1)
We did not properly apply business combination accounting to our acquisition of Doral and as a result we inappropriately recorded goodwill and an intangible asset as part of that transaction which should have been applied to the acquired oil & gas assets.  As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated.;

2)
We did not properly accrue operating costs or capital expenditures due to inadequate policies and procedures for activity that occurred during the fourth quarter of 2011.  As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated.

We are committed to improving our accounting organization. In the future, should we contemplate a business combination, we will consult with legal counsel and appropriate accounting resources to evaluate the financial statement impact that the transaction may have.  Additional measures may be implemented as we evaluate the effectiveness of these efforts.  We cannot assure you that these remediation efforts will be successful or that our internal control over financial reporting will be effective in accomplishing the control objectives.

(b)	Management's report on internal control over financial reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15(f). Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that our internal control over financial reporting was not effective as of December 31, 2011, because of material weaknesses relating to the application of business combination accounting and failing to properly accrue operating costs or capital expenditures.  These material weakness resulted in a material misstatement of our assets and liabilities and related financial disclosures that was not prevented or detected on a timely basis.  The material weakness described above resulted in a restatement of the Company’s consolidated financial statements for the year ended December 31, 2011 on Form 10-K/A and for the interim period ended March 31, 2012 on Form 10-Q/A as discussed in Note 3 to the consolidated financial statements included in this Annual Report on Form 10-K/A.

Changes in internal control over financial reporting

There were no changes in our internal control over financial reporting during our most recent fiscal quarter that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

11

ITEM 9B. OTHER INFORMATION

All information required to be disclosed in a report on Form 8-K during the fourth quarter, ended December 31, 2011, has been previously reported by us on Form 8-K.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Description of Exhibits
2.1	Agreement and Plan of Merger entered into on December 2, 2010 among Doral Energy Corp., Doral Acquisition Corp., Pure Gas Partners II, L.P. and Pure Energy Group, Inc. (14)
2.2
Agreement and Plan of Merger entered into on December 24, 2010 between Doral Acquisition Corp. (as subsidiary merging entity) and Doral Energy Corp. (as parent surviving entity) with the surviving entity changing its name to Cross Border Resources, Inc. (16)

3.1	Articles of Incorporation. (1)
3.2	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,500,000,000 shares, par value $0.001 per share (25-for-1 Stock Split). (3).
3.3	Articles of Merger between Language Enterprises Corp. (as surviving entity) and Doral Energy Corp. (as merging entity). (4)
3.4	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 400,000,000 shares, par value $0.001 per share (1-for-6.25 Reverse Split). (5)
3.5	Certificate of Change Pursuant to NRS 78.209 increasing the authorized capital of common stock to 2,000,000,000 shares, par value $0.001 per share (5-for-1 Stock Split). (6)
3.6	Certificate of Change Pursuant to NRS 78.209 decreasing the authorized capital of common stock to 36,363,637 shares, par value $0.001 per share (1-for-55 Stock Split). (15)
3.7	Certificate of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (16)
3.8	Articles of Merger between Doral Acquisition Corp. (as merging entity) and Doral Energy Corp. (as surviving entity). (16)
3.9	Amended and Restated Bylaws as amended by Amendments No. 1 and No. 2. (26)
4.1	Trust Indenture of Pure Energy Group, Inc. and Pure Gas Partners II, L.P. assumed by the Company. (16)
4.2	Form of Common Stock Warrant. (23)
10.1	Loan and Cancellation of Convertible Note Agreement between Doral Energy Corp. and Edward Ajootian dated March 3, 2010. (7)
10.2	Debt Settlement Agreement with War Chest Multi-Strategy Fund, LLC dated March 8, 2010. (7)
10.3	Amendment Agreement dated March 12, 2010 to Debt Settlement Agreement with War Chest Multi- Strategy Fund, LLC. (7)
10.4	Release and Settlement Agreement between Doral Energy Corp. and Macquarie Bank Limited dated March 8, 2010. (7)
10.5	Purchase and Sale Agreement dated April 30, 2010 between Doral Energy Corp. and Alamo Resources LLC. (8)
10.6	Purchase and Sale Agreement dated June 14, 2010 between Doral Energy Corp., John R. Stearns and John R. Stearns Jr. (9)
10.7	Amended and Restated 2009 Stock Incentive Plan. (10)
10.8	Debt Settlement Agreement dated September 16, 2010 between the Company and War Chest Multi- Strategy Fund, LLC. (11)
10.9	Debt Settlement Agreement dated September 16, 2010 between the Company and Barclay Lyons, LLC. (11)
10.10	Separation Agreement dated June 15, 2010 between Doral Energy Corp. and H. Patrick Seale. (12)
10.11	Debt Settlement Agreement dated November 24, 2010 between the Company and WS Oil & Gas Limited. (13)
10.12	Amended and Restated Credit Agreement between Cross Border Resources, Inc. and Texas Capital Bank, N.A. dated January 31, 2011. (18)
10.13	Employment Agreement with Everett Willard “Will” Gray II. (19)
10.14	Nonqualified Stock Option Award Agreement with Everett Willard “Will” Gray II. (19)
10.15	Employment Agreement with Lawrence J. Risley. (19)
10.16	Nonqualified Stock Option Award Agreement with Lawrence J. Risley. (19)
10.17	Employment Agreement with P. Mark Stark.(19)
10.18	Nonqualified Stock Option Award Agreement with P. Mark Stark.(19)
10.19	Consulting Agreement with BDR, Inc. (19)

12

Exhibit
Number	Description of Exhibits
10.20	Nonqualified Stock Option Award Agreement with BDR, Inc. (19)
10.21	Loan Agreement by and between Green Shoe Investments Ltd. and the Company. (20)
10.22	Promissory Note to Green Shoe Investments Ltd. (20)
10.23	Loan Agreement by and between Little Bay Consulting SA and the Company. (20)
10.24	Promissory Note to Little Bay Consulting SA. (20)
10.25	Separation Agreement and Release with BDR, Inc. (22)
10.26	Consent Waiver and First Amendment to Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (25)
10.27	First Amendment to Employment Agreement with Everett Willard "Will" Gray II (25)
10.28	First Amendment to Employment Agreement with Lawrence J. Risley (25)
10.29	Letter Agreement with Nancy S. Stephenson (25)
10.30	Letter Agreement with American Standard Energy Corp. (21)
14.1	Code of Business Conduct and Ethics (26)
21.1	List of Subsidiaries. (23)
23.1	Consent of Darilek, Butler & Associates PLLC. (*)
23.2	Consent of Joe C. Neal & Associates, Inc. (26)
24.1	Power of Attorney (included in signature block to this Annual Report on Form 10-K).
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (*)
31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (*)
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (*)
32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (*)
99.1	Evaluation of Oil and Gas Reserves of Cross Border Resources, Inc., Effective Date: January 1, 2012. (26)
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
99.2	Evaluation of Oil and Gas Reserves of Pure Energy Group, Inc., Effective Date: December 31, 2010. (26)
(1)	Filed as an exhibit to our Registration Statement on Form SB-2 filed on September 11, 2006.
(2)	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended July 31, 2007 filed on October 30, 2007.
(3)	Filed as an exhibit to our Current Report on Form 8-K filed on January 9, 2008.
(4)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2008.
(5)	Filed as an exhibit to our Current Report on Form 8-K filed on January 29, 2009.
(6)	Filed as an exhibit to our Current Report on Form 8-K filed on September 14, 2009.
(7)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed on March 22, 2010.
(8)	Filed as an exhibit to our Current Report on Form 8-K filed on May 6, 2010.
(9)	Filed as an exhibit to our Current Report on Form 8-K filed on June 18, 2010.
(10)	Filed as an exhibit to our Current Report on Form 8-K filed on July 30, 2010.
(11)	Filed as an exhibit to our Current Report on Form 8-K filed on October 1, 2010.
(12)	Filed as an exhibit to our Annual Report on Form 10-K filed on November 15, 2010.
(13)	Filed as an exhibit to our Current Report on Form 8-K filed on December 1, 2010.
(14)	Filed as an exhibit to our Current Report on Form 8-K filed on December 6, 2010.
(15)	Filed as an exhibit to our Current Report on Form 8-K filed on December 29, 2010.
(16)	Filed as an exhibit to our Current Report on Form 8-K filed on January 7, 2011.
(17)	Filed as an exhibit to our Current Report on Form 8-K filed on January 19, 2011.
(18)	Filed as an exhibit to our Current Report on Form 8-K filed on February 8, 2011.
(19)	Filed as an exhibit to our Current Report on Form 8-K filed on March 25, 2011.
(20)	Filed as an exhibit to our Current Report on Form 8-K filed on April 28, 2011.
(21)	Filed as an exhibit to our Current Report on Form 8-K filed on November 23, 2011.
(22)	Filed as an exhibit to our Current Report on Form 8-K filed on June 3, 2011.
(23)	Filed as an exhibit to our Registration Statement on Form S-1/A on August 2, 2011.
(24)	Filed as an exhibit to our Current Report on Form 8-K filed on November 16, 2011.
(25)	Filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2012.
(26)	Filed as an exhibit to our Annual Report on Form 10-K filed on March 15, 2012.

13

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROSS BORDER RESOURCES, INC.

Date: August 31, 2012	By:	/s/ Earl Sebring
Earl Sebring
Interim President (Principal Executive Officer)

Date: August 31, 2012	By:	/s/ Kenneth S. Lamb
Kenneth S. Lamb
Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Cross Border Resources, Inc., a Nevada corporation (the “Corporation”), hereby constitute and appoint Everett Willard Gray, II, the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact, to sign for the undersigned and in his name as an officer or director of the Corporation, any and all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Earl Sebring	Interim President (Principal Executive Officer)	August 31, 2012

/s/ Kenneth S. Lamb	Chief Accounting Officer	August 31, 2012

/s/Alan Barksdale	Director, Chairman of the Board	August 31, 2012

/s/ Richard F. LaRoche Jr.	Director	August 31, 2012

/s/ John Hawkins	Director	August 31, 2012

/s/ Paul Vasilakos	Director	August 31, 2012

14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q/A
(Amendment No. 1)

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2012

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________to ________

COMMISSION FILE NUMBER 000-52738

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0555508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22610 US Highway 281 N., Suite 218
San Antonio, TX	78258
(Address of principal executive offices)	(Zip Code)

(210) 226-6700
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☐ Yes ☒ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐ Yes ☒ No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date:

As of August 30, 2012, the Registrant had 16,151,946 shares of common stock outstanding.

EXPLANATORY NOTE

On May 11, 2012, we filed our  Quarterly Report on Form 10-Q for the period ended March 31, 2012 (the “2012 10-Q”) with the SEC.  By this Amendment No. 1, we are amending the 2012 10-Q to include corrections to computational errors in our accounting for business combinations, the under accrual of capital expenditures and operating costs for activities that occurred during the first quarter of 2012, and the omission of footnote disclosure for our oil and natural gas properties in our financial statements. Other correcting adjustments with regards to depletion are being made in this restatement.We have also revised the disclosure in Item 4 to reflect the material weaknesses in disclosure controls and procedures from the filing of our 2012 10-Q.

No other changes have been made to the 2012 10-Q. This Amendment No. 1 to the 2012 10-Q speaks as of the original filing date of the 2012 10-Q, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the 2012 10-Q except as set forth above.

Cross Border Resources, Inc.

INDEX

			Page of
			Form 10-Q/A
PART I.	FINANCIAL INFORMATION

	ITEM 1.	FINANCIAL STATEMENTS

		Condensed Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	1

		Unaudited Condensed Statements of Operations for the three months ended March 31, 2012 and 2011	3

		Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2012 and 2011	4

		Notes to Unaudited Condensed Financial Statements	5

	ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19

	ITEM 4.	CONTROLS AND PROCEDURES	25

	ITEM 6.	EXHIBITS	26

SIGNATURES

PART I - FINANCIAL INFORMATION

ITEM 1.     FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8-03 of Regulation S-X, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three-month period ended March 31, 2012 are not necessarily indicative of the results that can be expected for the year ending December 31, 2012.

As used in this Quarterly Report on Form 10-Q/A, the terms "we,” "us,” "our,” and the “Company” mean Cross Border Resources, Inc. unless otherwise indicated.  All dollar amounts in this Quarterly Report are in U.S. dollars unless otherwise stated.

Cross Border Resources, Inc.
Balance Sheets

	March 31,	December 31,
	2012	2011
	(Unaudited) (As Restated)	(As Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$70,412	$472,967
Accounts receivable - production	2,905,931	1,184,544
Prepaid expenses and other current assets	1,061,393	1,808,944
Current tax asset	21,737	21,737
Total Current Assets	4,059,473	3,488,192
Property and Equipment
Oil and gas properties (successful efforts method)	41,703,972	34,986,566
Less accumulated depletion and depreciation	(10,144,137)	(9,667,031)
Net Property and Equipment	31,559,835	25,319,535

Other Assets:
Other property and equipment, net of accumulated depreciation of $134,408 and $ 126,473 in 2012 and 2011, respectively	88,053	95,988
Deferred bond costs, net of accumulated amortization of $503,854 and $344,300 in 2012 and 2011, respectively	-	159,554
Deferred bond discount, net of accumulated amortization of $186,560 and $127,483 in 2012 and 2011, respectively	-	59,077
Deferred financing costs, net of accumulated amortization of $39,739 and $26,355 in 2012 and 2011, respectively	174,887	64,746
Other	54,324	54,324
Total Other Assets	317,264	433,689

TOTAL ASSETS	$35,936,572	$29,241,416

The accompanying notes are an integral part of these financial statements.

1

	March 31,	December 31,
	2012	2011
	(Unaudited) (As Restated)	(As Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable - trade	$3,239,032	$1,177,383
Accounts payable - revenue distribution	236,915	143,215
Interest payable	63,173	112,659
Accrued expenses	614,093	484,595
Deferred revenues	-	32,479
Notes payable - current	764,278	764,278
Bonds payable – current portion	-	570,000
Creditors payable – current portion	300,000	186,761
Derivative liability – current portion	248,816	56,908
Total Current Liabilities	5,466,307	3,528,278

Non-Current Liabilities:
Asset retirement obligations	1,191,149	1,186,260
Deferred income tax liability	21,737	21,737
Line of credit	9,300,000	2,381,000
Derivative liability, net of current portion	258,675	28,086
Bonds payable, net of current portion	-	2,825,000
Creditors payable, net of current portion	1,052,783	1,352,783
Total Non-Current Liabilities	11,824,344	7,794,866

TOTAL LIABILITIES	17,290,651	11,323,144

Commitments and Contingencies (see note 11)

STOCKHOLDERS’ EQUITY
Common stock , $0.001 par value, 36,363,637 shares authorized, 16,151,946 shares issued and outstanding at March 31, 2012 and December 31, 2011	16,152	16,152
Additional paid-in capital	32,617,690	32,617,690
Retained earnings (accumulated deficit)	(13,987,921)	(14,715,570)
TOTAL STOCKHOLDERS’ EQUITY	18,645,921	17,918,272

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,936,572	$29,241,416

The accompanying notes are an integral part of these financial statements.

2

Cross Border Resources, Inc.
Statements of Operations
For the three months ended March 31, 2012 and 2011
 (Unaudited)

	2012	2011
REVENUES AND GAINS:	(As Restated)
Oil and gas sales	$3,573,746	$1,566,813
Other	32,479	32,479
Total Revenues And Gains	$3,606,225	$1,599,292

OPERATING EXPENSES:
Operating costs	736,383	153,063
Production taxes	160,371	105,456
Depreciation, depletion, and amortization	544,117	584,290
Accretion expense	4,889	26,416
General and administrative	671,070	873,146
Total Operating Expenses	2, 116,830	1,742,371

GAIN (LOSS) FROM OPERATIONS	1,489,395	(143,079)

OTHER INCOME (EXPENSE):
Bond issuance amortization	(159,553)	(4,664)
Gain (loss) on derivatives	(473,913)	30,266
Interest expense	(131,758)	(105,156)
Miscellaneous other income (expense)	3,478	42,019
Total Other Income (Expense)	(761,746)	(37,535)

GAIN (LOSS) BEFORE INCOME TAXES	727,649	(180,614)

Current tax benefit (expense)	(247,816)	30,868
Deferred tax benefit (expense)	247,816	(5,170)
Income tax benefit (expense)	-	25,698

NET INCOME (LOSS)	$727,649	$(154,916)

NET GAIN (LOSS) PER SHARE:
Basic and diluted	$0.05	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	16,151,946	12,476,945

The accompanying notes are an integral part of these financial statements.

3

Cross Border Resources, Inc.
Statements of Cash Flows
For the Three Months Ended March 31, 2012 and 2011
 (Unaudited)
	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES	(As Restated)

Net income (loss)	$727,649	$(154,916)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion, amortization	544,117	571,694
Accretion	4,889	26,416
Share-based compensation	-	30,492
Amortization of debt discount and deferred financing costs	218,631	17,260
Changes in operating assets and liabilities:
Accounts receivable	(1,721,387)	(104,914)
Prepaid expenses and other current assets	698,382	3,492,054
Accounts payable	1,070,073	(321,381)
Derivative asset/liability	422,497	-
Accrued expenses	195,570	(201,175)
Deferred income tax	-	(25,698)
Deferred revenue	(32,479)	(32,479)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,127,942	3,297,353

CASH FLOWS FROM INVESTING ACTIVITIES
Cash impact of merger, net	-	(62,797)
Capital expenditures - oil and gas properties	(5,867,736)	(4,285,954)
Capital expenditures - other assets	-	(45,146)
NET CASH USED IN INVESTING ACTIVITIES	(5,867,736)	(4,393,897)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) on line of credit	6,919,000	1,212,500
Proceeds from renewing notes	-	128,037
Repayments of bonds	(3,395,000)	(190,000)
Repayments to creditors	(186,762)	(266,760)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,337,238	883,777

NET DECREASE IN CASH AND CASH EQUIVALENTS	(402,555)	(212,767)
Cash and cash equivalents, beginning of period	472,967	975,123
Cash and cash equivalents, end of period	$70,412	$762,356

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$101,154	$174,341
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

4

 Cross Border Resources, Inc.
Notes to Unaudited Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

The Company is an independent natural gas and oil company engaged in the exploration, development, exploitation, and acquisition of natural gas and oil reserves in North America.  The Company’s primary area of focus is the State of New Mexico, particularly southeastern New Mexico.

Reverse Acquisition

Effective December 27, 2010, the Company completed a 1-for-55 reverse split of its common stock in accordance with Article 78.207 of the Nevada Revised Statutes (the “Reverse Split”).  The Reverse Split resulted in a decrease in the Company’s authorized share capital from 2,000,000,000 shares of common stock, par value $0.001 per share, to 36,363,637 shares of common stock, par value, $0.001 per share, with a corresponding decrease in the number of issued and outstanding shares of the Company’s common stock from 135,933,086 shares to 2,471,544 shares (after accounting for fractional share interests being rounded up to the next whole number).  Completion of the Reverse Split was a condition precedent for the merger with Pure Gas Partners II, L.P. (“Pure”).

Effective January 3, 2011, the Company completed the acquisition of Pure Energy Group, Inc. (“Pure Sub”) as contemplated pursuant to the Agreement and Plan of Merger dated December 2, 2010 (the “Pure Merger Agreement”) among the Company, Doral Acquisition Corp., the Company’s wholly owned subsidiary (“Doral Sub”), Pure and Pure Sub, a wholly owned subsidiary of Pure (Pure Sub and Pure being collectively referred to herein as the “Pure Energy Group” or the "Predecessor").

Pursuant to the provisions of the Pure Merger Agreement, all of Pure’s oil and gas assets and liabilities were transferred to Pure Sub. Pure Sub was then merged with and into Doral Sub, with Doral Sub continuing as the surviving corporation (the “Pure Merger”). Upon completion of the Pure Merger, the outstanding shares of Pure Sub were converted into an aggregate of 9,981,536 shares of the Company’s common stock. As a result of the Pure Merger, the previous Pure shareholders owned approximately 80% of the Company’s total outstanding shares on a fully diluted basis, with the Company’s previous stockholders owning the remaining 20%, immediately following the merger.

The purchase price of the assets of the Company arising from the reverse acquisition with the Pure Energy Group was $8,085,984, representing eighty percent (80%) of the appraised value of 2,471,511 post-split shares of the Company which were issued and outstanding immediately prior to the reverse acquisition. The allocation of the purchase price and the purchase price accounting is based upon estimates of the assets and liabilities effectively acquired on January 3, 2011 in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations.

5

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

The allocation of the purchase price is as follows:
(As Restated)
Cash and cash equivalents	$(62,798)
Accounts receivable	94,810
Prepaid expenses and other current assets	5,769
Proved oil and gas properties	10,336,219
Property and equipment	12,643
Other assets	228,268
Total assets	10,614,911
Accounts payable	(378,079)
Accounts payable- related party	(69,917)
Accrued liabilities	(182,110)
Long-term debt	(1,018,322)
Notes payable to related party	(250,000)
Asset retirement obligation	(630,499)
Purchase price	$8,085,984

The statements of income include the results of operations for Cross Border Resources, Inc. commencing on January 4, 2011. As a result, information provided for the three months ended March 31, 2011 presented below includes the actual results of operations from January 4, 2011 to March 31, 2011 and the combined historical financial information for the Cross Border Resources, Inc. (formerly Doral Energy) and Pure for the period January 1, 2011 to January 3, 2011. The unaudited pro forma financial information for the three months ended March 31, 2011 presented below combines the historical financial information for the Cross Border Resources, Inc. and Pure for that period. The following unaudited pro forma information is not necessarily indicative of the results of future operations:

Three Months Ended
March 31,
2011
Revenues	$1,599,292
Operating income (loss)	(154,309)
Net income (loss)	(167,832)

Earnings (loss) per share	$(0.01)

Basis for Presentation

The unaudited condensed balance sheet as of December 31, 2011 and the unaudited condensed statements of operations and cash flows for the three months ended March 31, 2011 include the accounts of the Predecessor for the period of January 1, 2011 to January 3, 2011 and the accounts of Doral and the Company for the period January 4, 2011 (date of reverse acquisition as discussed below) to March 31, 2011 (collectively, “Cross Border Resources, Inc.” or the “Company”). The comparative balance sheet as of March 31, 2012 and the unaudited condensed statements of operations and cash flows for the three month period ended March 31, 2012 represent the accounts of the Company.  The business combination has been accounted for as a reverse acquisition wherein Pure is treated as the acquirer for accounting purposes.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to current presentation.

6

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

 Interim financial statements

The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented.  This report on Form 10-Q/A should be read in conjunction with the Company’s financial statements and notes thereto included in the its Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on August 31, 2012. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in its audited financial statements for the fiscal period ended December 31, 2011, may have been omitted. The results of operations for the three month period ended March 31, 2012 are not necessarily indicative of results for the entire year ending December 31, 2012.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost, and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable - Production

Accounts receivable consist of amounts due from customers for oil and gas sales and are considered fully collectible by the Company as of March 31, 2012 and December 31, 2011.  The Company determines when receivables are past due based on how recently payments have been received.

Revenue Recognition

The Company recognizes oil and natural gas revenue from its interests in producing wells when oil and natural gas is produced and sold from those wells.

7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment is stated at cost.  Depreciation is computed on a straight-line basis over the estimated useful lives ranging from three to ten years.

Asset Retirement Obligations

The Company accounts for asset retirement obligations under the provisions of ASC 410, Asset Retirement and Environmental Obligations, which provides for an asset and liability approach to accounting for Asset Retirement Obligations (ARO).  Under this method, when legal obligations for dismantlement and abandonment costs, excluding salvage values, are incurred, a liability is recorded at fair value and the carrying amount of the related oil and gas properties is increased.  Accretion of liability is recognized each period using the interest method of allocation and the capitalized cost is depleted over the useful life of the related asset. Asset retirement obligations as of March 31, 2012 and December 31, 2011 were $1,191,149 and $1,186,260, respectively.

The following is a description of the changes to the Company’s asset retirement obligations for the year-to-date periods ended March 31, 2012 and December 31, 2011:

	2012	2011
Asset retirement obligations at beginning of year	$1,186,260	$508,588
Asset retirement obligations acquired in acquisition	-	630,499
Revision of previous estimates	-	(158,452)
Accretion expense	4,889	84,428
Additions	-	121,197
Asset retirement obligations at end of period	$1,191,149	$1,186,260

Income Taxes

The Company is a taxable entity for federal or state income tax purposes for which an income tax provision has been made in the accompanying financial statements.  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Differences between the enacted tax rates and the effective tax rates are primarily the result of timing differences in the recognition of depletion and accretion expenses. These differences do not create a material variance between the enacted tax rate and the effective tax rate. However, net tax expense has been reduced as the result of changes to the valuation allowance.

	Three Months Ended March 31,
	2012	2011
Amount computed at expected statutory rate (33.86% for 2012; 15% for 2011)	$247,816	$(23,237)

Net income tax expense (benefit)	$-	$(25,698)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Actual results could differ from those estimates and assumptions.  Significant estimates include volumes of oil and gas reserves used in calculating depletion of proved oil and natural gas properties and costs to abandon oil and gas properties.

8

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management believes that it is reasonably possible the following material estimates affecting the financial statements could significantly change in the coming year: (1) estimates of proved oil and gas reserves, and (2) forecast forward price curves for natural gas and crude oil. The oil and gas industry in the United States has historically experienced substantial commodity price volatility, and such volatility is expected to continue in the future. Commodity prices affect the level of reserves that are considered commercially recoverable; significantly influence the Company’s current and future expected cash flows; and impact the PV10 derivation of proved reserves.

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, Financial Instruments.  The carrying amount of these financial instruments as reflected in the balance sheets, except for long-term, fixed-rate debt, approximates fair value.  The Company estimates the fair value of its long-term, fixed-rate debt generally using discounted cash flow analysis based on the Company's current borrowing rates for similar types of debt.

Comprehensive Income

The Company does not have any components of "other comprehensive income."  Therefore Total Comprehensive Income (Loss) is not reported on the Statements of Operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's financial statements upon adoption.

NOTE 3 - RESTATEMENT

On August  27, 2012, the Company filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, to report management’s determination that the Company’s consolidated financial statements for the period ended March 31, 2012, included in its Quarterly Report on Form 10-Q filed with the SEC on May 11, 2012 (the “2012 Form 10-Q”), should not be relied upon due to an error in such consolidated financial statements with respect misapplication of the technical requirements of generally accepted accounting principles related to business combination accounting and valuation of acquired oil and gas assets in connection with its business combination with Pure Energy Group, Inc. In addition, the Company did not properly accrue liabilities for capital expenditures and operating costs associated with activity that occurred during the first quarter of 2012. Other correcting adjustments with regards to depletion are being made in this restatement.

This amended Quarterly Report on Form 10-Q/A for the period ended March 31, 2012 incorporates corrections made in response to the accounting errors described above by restating the Company’s consolidated financial statements presented herein for the period ended March 31, 2012.  The corrections to the quarterly information in this amended Form 10-Q/A had no impact on the Company’s previously reported operations from oil and gas activities or cash flows for the periods being restated.

The Company determined that the business combination accounting presented in the 2011 Form 10-K incorrectly allocated a portion of the purchase price to goodwill and a portion of the purchase price to an intangible asset.  See Note 1 for the updated purchase price allocation.  Additionally, the 2012 Form 10-Q lacked the required footnote for oil and gas properties.  See Note 4 – Property and Equipment.

The following tables show the effects of the restatement on the Company's consolidated balance sheet as of March 31, 2012 and consolidated statements of operations and cash flows for the period ended March 31, 2012:

9

NOTE 3 – RESTATEMENT (continued)

Cross Border Resources, Inc.
Balance Sheet
As of March 31, 2012
	As Previously Reported	As Restated
Oil and natural gas properties, successful efforts method	$36,288,899	$41,703,972

Accumulated depletion and depreciation	(10,415,884)	(10,144,137)

Intangible asset, net of accumulated amortization of $247,020	1,729,137	—

Goodwill	1,395,807	—

Accounts payable - trade	1,081,770	3,239,032

Retained earnings (accumulated deficit)	(14,392,535)	(13,987,921)

Cross Border Resources, Inc.
Statement of Operations
For the period ended March 31, 2012
	As Previously Reported	As Restated
Depreciation, depletion, and amortization	$661,469	$544,117

Operating costs	688,535	736,383

Net income	658,145	727,649

Net gain per share – basic and diluted	0.04	0.05

Cross Border Resources, Inc.
Statement of Cash Flows
For the period ended March 31, 2012
	As Previously Reported	As Restated
Net income	$658,145	$727,649

Depreciation, depletion, and amortization	661,469	544,117

Accounts payable	1,022,225	1,070,073

Net cash provided by operating activities	2,127,942	2,127,942

10

NOTE 4 – PROPERTY AND EQUIPMENT

The following table sets forth the capitalized costs under the successful efforts method for oil and natural gas properties:

Oil and natural gas properties

	March 31, 2012 (As Restated)	December 31, 2011
Oil and natural gas properties	$41,703,972	$34,986,566
Less accumulated depletion	(10,144,137)	(9,667,031)
Net oil and natural gas properties capitalized costs	$31,559,835	$25,319,535

At March 31, 2012 and 2011, the Company excluded $7,908,916 and $6,484,519 of costs, respectively, from the depletion calculation.

At March 31, 2012, the capitalized costs of the Company’s oil and natural gas properties included $10,336,219 relating to acquisition costs of proved properties which are being amortized by the unit-of-production method using total proved reserves and $23,458,837 relating to exploratory well costs and additional development costs which are being amortized by the unit-of-production method using proved developed reserves.

During the period ended March 31, 2012, the Company incurred approximately $3,033,437 in exploratory drilling costs, of which no amount was charged to earnings.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on the Company’s analysis of undiscounted future net cash flows. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company recognizes an impairment charge in income equal to the difference between carrying value and the estimated fair value of the properties. Estimated fair values are determined using discounted cash flow models. The discounted cash flow models include management’s estimates of future oil and natural gas production, operating and development costs, and discount rates. The Company recorded no impairment charges on its proved properties for the period ended March 31, 2012. Impairment expense would be included in abandonment and impairment expense in the accompanying Consolidated Statements of Operations.

Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining and maintaining leases and achieving commercial production or sale.

Other property and equipment

The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation and amortization is summarized as follows:

	March 31, 2012	December 31, 2011
Other property and equipment	$222,461	$222,461
Less accumulated depreciation and amortization	134,408	126,473
Net other property and equipment	$88,053	$95,988

NOTE 5– STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

2011 Equity Financing

On May 26, 2011, the Company closed a private offering exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.   The warrants became exercisable on November 26, 2011.  The Company agreed to use the net proceeds from the sale of the units for general business and working capital purposes and not to use such proceeds for the redemption of any common stock or common stock equivalents.

11

NOTE 5– STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE (continued)

The investors in the offering received registration rights.  The Company agreed to file a registration statement covering the resale of the common stock issued and the common stock underlying the warrants issued to the Selling Stockholders within sixty days after the closing date.  The registration statement was declared effective on August 5, 2011. If at the time of exercise of the warrants there is no effective registration statement covering the resale of the shares underlying the warrant, then the  investors in the offering have the right at such time to exercise warrants in full or in part on a cashless basis.

In addition to registration rights, the investors in the offering were offered a right of first refusal to participate in future offerings of common stock if the principal purpose of which is to raise capital.  This right of first refusal terminates upon the earlier of a sale, merger, consolidation or reorganization of the Company or May 26, 2012, the one-year anniversary of the closing date of the offering.

Warrants

In connection with the equity offering closed on May 26, 2011, the Company issued warrants to purchase an aggregate of 3,600,000 shares of the Company’s common stock at a per-share price of $2.25.  The Company also has outstanding warrants to purchase 3,125 shares of the Company’s common stock at a per-share price of $5.00.

If all of these warrants are exercised for cash, the Company would receive $8,115,625 in aggregate proceeds.  The warrants to purchase the 3,600,000 shares became exercisable in November 2011.  The Company does not expect the immediate exercise of these warrants as the exercise price exceeds the average closing price. Furthermore, no assurances can be made that any of the warrants will ever be exercised for cash or at all.

Stock Options

In January 2011, the Company issued options to purchase a total of 1,602,500 shares of its common stock at option prices ranging from $4.80 to $6.38 per share.  Of that total, 1,265,000 were issued to employees, 250,000 were issued to a consultant and 87,500 were issued to the Company's directors.  During 2011, unvested options to purchase 325,000 shares were forfeited by an employee and a consultant whose relationship with the company ended and vested options to purchase 225,000 shares expired unused.  During October 2011, the Company's board of directors offered to buy back all options held by current employees at $0.10 per option share.  All employees accepted the offer, resulting in a total payment by the Company of $96,500.

At March 31, 2012, options to purchase 87,500 shares of stock at $4.80 per share remain outstanding, all of which are held by members of the Company's Board of Directors.

Earnings Per Share

The following table illustrates the calculation of earnings per share for the three month periods ended March 31:

	Three Month Periods
	2012 (As Restated)	2011
Net income (loss)	$727,649	$(154,916)
Weighted-average number of common shares	16,151,946	12,476,945
Earnings per common share:
Basic	$0.05	$(0.01)
Diluted	$0.05	$(0.01)

The exercise prices of all outstanding stock options and warrants, and the conversion price on convertible debt, exceeded the market price for the Company's common stock throughout the periods shown. Therefore there would have been no dilutive impact from these items for the periods.  In periods where a net loss is incurred, any assumed exercise of stock options or warrants would be anti-dilutive.

12

NOTE 6– RELATED PARTY TRANSACTIONS

The Company paid $58,000 in consulting fees in the three month period ended March 31, 2011, to BDR Consulting, Inc. (BDR), a member of CCJ/BDR Investments, L.L.C., who owned a combined 64.108% limited partnership interest in the Pure Gas Partners II, L.P.  The president of BDR also served on the Board of Directors and was the Chief Executive Officer of Pure Energy Group, Inc. BDR's services have not been used since the termination agreement in June 2011.

NOTE 7 – LONG TERM - DEBT

At March 31, 2012 and December 31, 2011, long-term debt consisted of the following items, excluding the operating line of credit:

	March 31,	December 31,
	2012	2011
7½% Debentures, Series 2005	$-	$3,395,000
Notes Payable – Greenshoe Investment	367,309	367,309
Notes Payable – Little Bay Consulting	396,969	396,969
Total Long-term Debt	$764,278	$4,159,278

7½% Debentures, Series 2005

On March 1, 2005, Pure Energy Group, Inc. and its subsidiary Pure Gas Partners, II, L.P., issued 7 ½ % Debentures, Series 2005, in the principal amount of $5,500,000 (the "Pure Debentures".  The Pure Debentures were secured by all revenues of the issuer and all money held in the funds and accounts created under the Indenture.  The Pure Debentures would have matured on March 1, 2015, if not redeemed, with principal and interest payable semi-annually on March 1 and September 1.  As of March 31, 2012 and December 31, 2011, the balance payable was $0 and $3,395,000,  respectively.  Interest expense related to the Pure Debentures for the three months ended March 31, 2012 and 2011 was $43,708 and $79,942, respectively.

As permitted by the bond debt agreement, the Company purchased bonds back on the open market at its discretion.  Pure Debentures held by the Company at March 31, 2012 and December 31, 2011 totaled $0 and $100,000, respectively. These Pure Debentures were purchased at a discount of $16,719 during 2011.  The Pure Debentures held by the Company are shown as a reduction of bonds payable on the balance sheet as follows:

	March 31,	December 31,
	2012	2011
Bonds Payable	$-	$3,395,000
Less: Bonds held by the Company	-	(100,000)
Total	$-	$3,295,000

Redemption of Pure Debentures:  On January 31, 2012, the Company called for payment prior to maturity all of the Pure Debentures.  The redemption of 100% of the Pure Debentures was completed on March 1, 2012.

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NOTE 7 – LONG TERM - DEBT (continued)

Notes Payable Green Shoe Investments

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Green Shoe Investments Ltd. (“Green Shoe”) in the principal amount of $487,000 at an interest rate of 5.0%

On April 26, 2011, the Company entered into a Loan Agreement with Green Shoe, and the Company executed and delivered a Promissory Note to Green Shoe in connection therewith.  The amount of the Promissory Note and the loan from Green Shoe (the “Green Shoe Loan”) is $550,936 and the purpose of the Green Shoe Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Green Shoe including without limitation the following:  (i) loan dated May 9, 2008 in the principal amount of $100,000, (ii) loan dated May 23, 2008 in the principal amount of $150,000, (iii) loan dated July 18, 2008 in the principal amount of $50,000, (iv) loan dated February 24, 2009 in the principal amount of $100,000, and (v) loan dated April 29, 2009 in the principal amount of $87,000 plus accrued interest of $63,936.  The Green Shoe Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Green Shoe was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these amounts as of March 31, 2012 and December 31, 2011 was $367,309, which is shown in Current Liabilities on the Balance Sheet.

Notes Payable Little Bay Consulting

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Little Bay Consulting SA (“Little Bay”) in the principal amount of $520,000 at an interest rate of 5%.

On April 26, 2011, the Company entered into a Loan Agreement with Little Bay, and the Company executed and delivered a Promissory Note to Little Bay in connection therewith.  The amount of the Promissory Note and the loan from Little Bay (the “Little Bay Loan”) is $595,423 and the purpose of the Little Bay Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Little Bay including without limitation the following: (i) loan dated March 7, 2008 in the original principal amount of $220,000, (ii) loan dated July 18, 2008 in the original principal amount of $100,000, and (iii) loan dated October 3, 2008 in the principal amount of $200,000 plus accrued interest of $75,423.  The Little Bay Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Little Bay was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these borrowings as of March 31, 2012 and December 31, 2011 was $396,969, which is shown in Current Liabilities on the Balance Sheet.

NOTE 8 – OPERATING LINE OF CREDIT

As of December 31, 2011, the borrowing base on the line of credit was $4,500,000.  Effective March 1, 2012, the borrowing base was increased to $9,500,000. The interest rate was calculated at the greater of the adjusted base rate or 4% . The line of credit is collateralized by producing wells and matures on January 14, 2014.  As of March 31, 2012 and December 31, 2011, the outstanding balance on the line of credit was $9,300,000 and $2,381,000, respectively.  Interest expense for the three months ended March 31, 2012 and 2011 was $55,630 and $25,215, respectively.  The line of credit is reported as long-term debt because the maturity date is greater than one year. During April 2012, the Company drew down a total of $200,000 on this facility, leaving no unused balance.

As of March 31, 2012 the Company was not in compliance with its debt covenants; however the Company obtained a waiver letter from the lending institution of its covenant violation.

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NOTE 9 – CREDITORS PAYABLE

In 2002, the prior owner of Pure Sub filed a petition for reorganization with the United States Bankruptcy Court.  According to the plan of reorganization, three creditors were to receive a combined amount of approximately $3,000,000 for their claims out of future net revenues of Pure Sub (defined as revenues from producing wells net of lease operating expenses and other direct costs).

The net estimated revenue distribution due to creditors in 2013 based on expected 2012 net revenues is $300,000, which is presented as a current liability.  The related distribution based on 2011 net revenues was $186,761 as of December 31, 2011, which had been reduced for an over payment in the prior year and was paid in February 2012.   As of March 31, 2012 and March 31, 2011, the combined creditors’ payable balances were $1,352,783 and $1,539,545, respectively.

NOTE 10 – OPERATING LEASES

The Company has a non-cancelable operating lease for office space expiring in June 2014.  As of December 31, 2011, the remaining future minimum lease payments under the existing lease are as follows:

Year Ending December 31,	Operating Lease
2012	$50,000
2013	51,250
2014	26,250
2015	-
2016	-
Total Minimum Lease Payments	$127,500

Rent expense related to leases for the three month periods ended March 31, 2012 and 2011 was $13,720 and $11,875, respectively.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company is subject to federal and state laws and regulations relating to the protection of the environment.  Environmental risk is inherent to oil and natural gas operations and the Company could be subject to environmental cleanup and enforcement actions.  The Company manages this environmental risk through appropriate environmental policies and practices to minimize the impact to the Company.

From time to time, the Company is a party to various legal proceedings arising in the ordinary course of business.  The Company is not currently a party to any proceeding that it believes could have a material adverse effect on the Company’s financial condition, results of operation or cash flows.

The changes resulting from the Settlement Agreement signed on April 23, 2012 (see Note 13) triggered the change in control provisions under existing agreements with employees.  A total of approximately $1.0 million is payable to employees in four installments over the remainder of 2012.  The costs will be reflected in general  and administrative expenses in the Statement of Operations in the period they were triggered (May 2012). Approximately 50% will be paid in the second quarter of 2012 and 25% each in the third and fourth quarters of 2012.  Details of the payment calculation were disclosed in the Company's Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012.

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NOTE 12 – CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to the concentration of credit risk consist primarily of cash and cash equivalents. Cash balances did not exceed FDIC normal insurance protection levels at March 31, 2012 and 2011. However, Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”) provides temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts at all FDIC-insured depository institutions.

The Company also maintains cash balances with two investment brokerage firms that are protected by the Securities Investor Protection Corporation (SIPC) up to $250,000.  In addition to the SIPC coverage, one of the investment brokerage firms provides supplemental coverage in excess of SIPC through an insurance policy that covers cash balances up to $500,000.  The cash balance at the other investment brokerage firm is held in a FDIC-Insured Deposit Account and is also protected by a supplemental coverage insurance policy that covers cash balances up to $124,500,000.  As of March 31, 2012 and 2011, the Company’s cash balance with these investment brokerage firms did not exceed the combined coverage.

NOTE 13 – DERIVATIVE INSTRUMENTS AND PRICE RISK MANAGEMENT ACTIVITIES

 ASC 815-25 (formerly SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”) requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. When choosing to designate a derivative as a hedge, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring effectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions. Based on the above, management has determined the swaps noted below do not qualify for hedge accounting treatment.

At March 31, 2012, we had a net derivative liability of $507,491, up from $84,994 at the prior year end.  The change in net derivative liability of $422,497 is expensed as non-cash mark-to-market expense. Net realized hedge settlement losses for the three months ended March 31, 2012 and 2011 totaled $51,416, and $0, respectively. The combination of these two components of derivative expense/income is reflected in "Other Income (Expense)" on the Statements of Operations as "Gain (loss) on derivatives."

As of March 31, 2012, we have crude oil swaps in place relating to a total of 4,000 Bbls per month, as follows:

				Price	Volumes	Fair Value of Outstanding Derivative Contracts (1) (in thousands) as of
Transaction				Per	Per	March 31,	December 31,
Date	Type (2)	Beginning	Ending	Unit	Month	2012	2011
March 2011	Swap	04/01/2011	02/28/2013	$104.55	1,000	$(1,487)	$83,594
November 2011	Swap	12/01/2011	11/30/2014	$93.50	2,000	(568,244)	(168,588)
February 2012	Swap	03/01/2012	02/28/2014	$106.50	1,000	62,240
						$(507,491)	$(84,994)

(1) The fair value of the Company's outstanding transactions is presented on the balance sheet by counterparty. Currently all of our derivatives are with the same counterparty. The balance is shown as current or long-term based on our estimate of the amounts that will be due in the relevant time periods at currently predicted price levels. Amounts in parentheses indicate liabilities.

(2) These crude oil hedges were entered into on a per barrel delivered price basis, using the NYMEX - West Texas Intermediate Index, with settlement for each calendar month occurring following the expiration date, as determined by the contracts.

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NOTE 14 – FAIR VALUE MEASUREMENTS

Cross Border Resources, Inc. commodity derivatives are measured at fair value in the financial statements. The Company’s financial assets and liabilities are measured using input from three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 –	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that Cross Border Resources, Inc. has the ability to access at the measurement date.

Level 2 –
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –
Unobservable inputs reflect Cross Border Resources, Inc’s judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, using internal and external data.

The following table presents the Company’s assets and liabilities recognized in the balance sheet and measured at fair value on a recurring basis as of  March 31, 2012:

	Input Levels for Fair Value Measurements
Description	Level 1	Level 2	Level 3	Total
Current Assets / (Liabilities):
Commodity derivatives, current portion	$—	$(248,816)	$—	$(248,816)
Other Assets / (Liabilities):
Commodity derivatives, long-term		(258,675)		(258,675)
	$—	$(507,491)	$—	$(507,491)

The fair value of derivative assets is determined using forward price curves derived from market price quotations, externally developed models, with internal and external fundamental data inputs. Market price quotations are obtained from independent energy brokers and direct communication with market participants.

NOTE 15 – SUBSEQUENT EVENTS

On April 23, 2012, the Company entered into an agreement (“Settlement Agreement”) with Red Mountain Resources, Inc. (“Red Mountain”). Pursuant to the Settlement Agreement and effective on May 8, 2012, Red Mountain's lawsuit against the Company and the Company's directors filed with the District Court for Clark County, Nevada (the “Action”) was dismissed with prejudice. Additionally and also effective on May 8, 2012, Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg resigned from the Board of Directors of the Company (with Richard F. LaRoche, Jr. and John W. Hawkins remaining as members of the Board) and Alan W. Barksdale, Randell K. Ford and Paul N. Vassilakos, each a member of Red Mountain’s board of directors, were appointed as directors of the Company to fill the vacancies. Messrs. Ford, Vassilakos, LaRoche and Hawkins are expected to be independent directors.

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NOTE 15 – SUBSEQUENT EVENTS  (continued)

The Settlement Agreement contains the following terms in order to provide certain protections to the stockholders of the Company:
•   The newly-constituted Board of the Company will not cause a merger, sale, or exchange of assets between the Company and Red Mountain prior to December 31, 2012. This period may be reduced at any time if approved by a majority of the Company’s independent directors or two-thirds of its stockholders, and deemed appropriate for the Company’s stockholders via an independent fairness opinion that the transaction is fair to unaffiliated stockholders of the Company.
•   Everett Willard Gray II, Chairman and CEO, and Larry Risley, President and Chief Operating Officer, will resign as officers of the Company with such resignations to be effective on May 31, 2012. It is anticipated that the newly-constituted Board will appoint a new Chief Executive Officer simultaneous with the effectiveness of these resignations. However, the parties have agreed that the new executives will receive no more compensation than the former executives would have received in aggregate over the period ending December 31, 2012.
•   To avoid potential conflicts of interest, the newly-constituted Board will not appoint any person who currently serves as an officer or director of Red Mountain or its affiliates to serve as an executive officer of the Company.
•   The newly-constituted Board will cause the Company to hold an annual meeting for the election of directors as soon as practicable but no later than September 30, 2012.

The Company’s stockholders have been named as third party beneficiaries of the Settlement Agreement so that they may cause the newly-constituted Board to comply with these terms.

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ITEM 2.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Quarterly Report on Form 10-Q/A constitute “forward-looking statements.” These statements, identified by words such as “plan,” “anticipate,” “believe,” “estimate,” “should,” “expect” and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Such risks and uncertainties include those set forth under the caption “Part II – Item 1A. Risk Factors” and elsewhere in this Quarterly Report. We do not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. We advise you to carefully review the reports and documents, particularly our Annual Reports, our Quarterly Reports and our Current Reports we file from time to time with the United States Securities and Exchange Commission (the “SEC”). Copies of all of our filings with the SEC may be accessed by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

BUSINESS OVERVIEW

General  Overview

Cross Border Resources, Inc. is an oil and gas exploration company resulting from the business combination of Doral Energy Corp. and Pure Gas Partners II, L.P. ("Pure L.P."), effective January 3, 2011. We own over 868,000 gross (approximately 295,000 net) mineral and lease acres in New Mexico and Texas.  Approximately 26,000 of these net acres exist within the Permian Basin. A significant majority of our acreage consists of either owned mineral rights or leases held by production, allowing us to hold lease rental payments to under $5,000 annually. The remainder of our acreage interests consists of operated and non-operated working interests.

Current development of our acreage is focused on our prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play. This play encompasses approximately 4,390 square miles across both New Mexico and Texas.  We currently own varying, non-operated working interests in both Eddy and Lea Counties, New Mexico, along with our working interest partners that include Cimarex, Apache, and Mewbourne, all having significant footprints within this play.

Successful 2nd Bone Spring completions during 2011 and continuing into the first quarter of 2012 have been instrumental in increasing our net daily production from 271 barrels of oil equivalent per day (“boepd”) at January 3, 2011 to a net daily production rate of approximately 675 boepd for March 2012.

Additional development is currently underway on our Abo, Yeso, and Wolfberry acreage with our other working interest partners, Concho Resources, Big Star and Oxy.  We currently have a drilling inventory across these formations with varying non-operated working interests ranging from 1.05% to 20%.

During the first three months of 2012, we participated in seven gross (1 net) new wells.  As of April 30, 2012, three of the seven new wells had been placed on production, while four are awaiting completion.  Additionally, three of the four wells that began during 2011 and were awaiting completion at year end 2011 were successfully completed during the first quarter of 2012.  No new leasehold acquisitions were made during first quarter 2012.

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SETTLEMENT AGREEMENT

On April 23, 2012, the Company entered into an agreement (“Settlement Agreement”) with Red Mountain Resources, Inc. (“Red Mountain”) to settle litigation filed by Red Mountain against the Company as further described in Item 1 of Part II of this report. Pursuant to the Settlement Agreement and effective on May 8, 2012, the litigation was dismissed and Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg resigned from the Board of Directors of the Company (with Richard F. LaRoche, Jr. and John W. Hawkins remaining as members of the Board) and Alan W. Barksdale, Randell K. Ford and Paul N. Vassilakos, each a member of Red Mountain’s board of directors, were appointed as directors of the Company to fill the vacancies.  Messrs. Ford, Vassilakos, LaRoche and Hawkins are expected to be independent directors.

The Settlement Agreement also contains certain terms in order to provide certain protections to the stockholders of the Company.  See Note 13 "Subsequent Events" for a listing of these terms.  For more information on the Settlement Agreement, please see the Information Statement (Schedule 14F-1) filed by the Company with the SEC on April 27, 2012.

STRATEGIC ALTERNATIVES

In February 2012, we announced that our Board of Directors had decided to engage in a broad review of strategic alternatives aimed at maximizing shareholder value.  The purpose of the strategic review was to evaluate the Company's current long-term business plan against a range of alternatives that have the potential to maximize shareholder value including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  The Company engaged KeyBanc Capital Markets as its financial advisor to assist the Company with its evaluation of strategic opportunities.  The strategic review process was not initiated as a result of any particular offer.  Activity under this review has been delayed until the new Board is seated as a result of the Settlement Agreement.

RESULTS OF OPERATION

Summary of Production

The following summarizes our net production sold for the three month periods ended March 31:
	2012	2011	% Change
Oil (Bbls)	32,415	13,287	144%
Gas (mcf)	54,370	50,911	7%
Total barrels of oil equivalent (boe)*	41,477	21,772	91%
Average barrels of oil equivalent per day (“boepd”)	456	242	88%
* Oil and natural gas were combined by converting natural gas to oil equivalent on the basis of 6 mcf of gas = 1 boe.

This increase in oil and gas sales volumes is due primarily to increased production from wells added period over period. The 2012 Quarter had one additional production day when comparing to the 2011 Quarter. During the month of March 2012, production averaged 675 boepd primarily due to the Cimarex SE Lusk 2H and 3H wells coming on production.

Set forth in the following schedule is the average sales price per unit and average cost of production produced by us for the three month periods ended March 31:
	Three Months Periods
	2012	2011	% Change
Average sales price:
Oil ($ per bbl)	$98.46	$89.19	10%
Gas ($ per mcf)	$5.86	$6.22	(6)%
Average cost of production:
Average production cost ($/boe)	$15.62	$7.25	115%
Average production taxes ($/boe)	$3.86	$5.45	(29)%

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Three months ended March 31, 2012 and 2011

Summary of  First Quarter Results
	Three Months Ended March 31		Percentage Increase /
	2012 (As Restated)	2011	(Decrease)
Revenue and Gains	$3,606,225	$1,599,292	125%
Operating Expenses	(2,116,830)	(1,742,371)	21%
Other Income (Expense)	(761,746)	(37,535)	1,929%
Income Tax (Expense) Benefit	-	25,698	n/m
Net Income (Loss)	$727,649	$(154,916)	n/m
  n/m - When moving from income to expense, or from expense to income, the percentage change is not meaningful.

Revenues

We recognized $3.6 million in revenues from sales of oil and natural gas for the three months ended March 31, 2012 (the “2012 Quarter”), compared to $1.6 million for the three months ended March 31, 2011 (the “2011 Quarter”.)  This 125% increase in oil and gas sales revenue is due primarily to increased production from wells added period over period.  Sales volumes on a boe basis were up approximately 91% for the 2012 Quarter over the 2011 Quarter.  In addition, average prices for crude oil sold period over period increased by 10%.  We report our revenues on wells in which we have a working interest based on information received from operators.  The recognition of revenues in this manner is in accordance with generally accepted accounting principles.

We also recognized deferred revenue of $32,479 during both the 2011 and 2012 Quarters. The deferred revenues have now been fully recognized and, therefore, will not be continued in future periods.

Operating Expenses

Our operating expenses for the 2012 Quarter and 2011 Quarter consisted of the following:

	Three Months Ended March 31,		Percentage Increase /
	2012 (Restated)	2011	(Decrease)
Operating Costs	$736,383	$153,063	381%
Production Taxes	160,371	105,456	52%
Depreciation, Depletion, and Amortization	544,117	584,290	(7)%
Accretion Expense	4,889	26,416	(81)%
General and Administrative	671,070	873,146	(23)%
Total	$2,116,830	$1,742,371	21%

Operating costs were higher as a result of costs related to additional wells brought on line year over year. Production taxes were higher as a result of higher production on wells recently placed on production. General and administrative expense ("G&A") decreased primarily as a result of lower costs for professional services and no stock compensation expense during the 2012 Quarter.  This decrease is somewhat offset by the inclusion of a $65,000 accrual for employee bonuses during the 2012 Quarter, while during 2011 no employee bonuses were accrued until the fourth quarter of the year.

G&A as a percentage of "Revenue and Gains" was reduced to 19% for the 2012 Quarter from 55% during the 2011 Quarter, primarily as a result of higher oil and gas revenue. The 'Non-recurring Expenses' discussed below are included in, and not in addition to, G&A on the Statements of Operations.

Non-recurring Expenses

G&A in the 2011 Quarter included about $255,000 in non-recurring expenses (legal, accounting, professional and transaction related fees and expenses) related to the Pure merger.

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In the 2012 Quarter, the Company incurred approximately $100,000 in G&A related to defense against a lawsuit and proxy contest with a significant shareholder.  While both of these were settled during the second quarter of 2012, we estimate additional related costs of about $100,000 will be expensed during the second quarter of 2012.

Additionally, during the second quarter of 2012 we anticipate an accrued expense of approximately $1.0 million related to change in control payments triggered by the change in the composition of the board of directors that occurred on May 8, 2012. The payments are scheduled to be made in four installments over the remainder of 2012.

We also anticipate filing an amendment to our registration statement during the second quarter of 2012 as a result of the change in control.  Attorney and filing fees related to this process have not yet been estimated.

As a result of these pending expenses, we expect that our G&A as a percentage of revenue to be near its 2011 Quarter level for the second quarter of 2012 and to decline again in the third quarter of 2012.

Price Risk Management Activities

During the 2012 Quarter, we recognized a loss of $473,913, which includes $51,416 of realized hedge settlements paid for the difference between the hedged price and the market price in closed months, as well as a $422,497 non-cash mark to market loss on the remaining term of our crude oil fixed price swaps. This compares with a $30,266 non-cash mark to market gain recognized during the 2011 Quarter.  Our crude oil fixed price swaps currently cover a total of 4,000 barrels of oil per month.  See the table in Note 11 for more information on these swaps.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, we also present net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings after adjustment for those items described in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net earnings (loss) (its most comparable GAAP financial measure), and our calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, we believe the measure is useful in evaluating its fundamental core operating performance. We also believe that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Our management uses adjusted EBITDA to manage our business, including in preparing its annual operating budget and financial projections. Our management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented:
	Three Months Ended
	March 31
	2012 (As Restated)	2011
Net income (loss)	$727,649	$(154,916)
Interest expense	131,758	105,156
Loan fee amortization	159,553	4,664
Income tax expense (benefit)	-	(25,698)
Accretion of asset retirement obligations	4,889	26,416
Depreciation, depletion, and amortization	544,117	584,290
Stock-based compensation	-	30,492
Mark-to-market loss (gain) on commodity swaps	422,497	(30,267)
Adjusted EBITDA	$1,990,465	$540,137

Both Net Income and Adjusted EBITDA are expected to decline significantly for the second quarter of 2012 as a result of the pending expenses discussed under "Non-recurring Expenses" on the previous page.

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LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of ability to access cash. Our primary needs for cash are for exploration, exploitation, development and acquisition of oil and gas properties, repayment of contractual obligations and working capital funding. We have historically addressed our long-term liquidity requirements through cash provided by operating activities, by the issuance of debt and equity securities when market conditions permit, through the sale of non-strategic assets, and through our credit facilities. The prices for future oil and natural gas production and the level of production have significant impacts on operating cash flows and cannot be predicted with any degree of certainty. We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of equity securities, the sales of strategic and non-strategic assets, and joint-venture financing. Availability of these sources of capital and, therefore, our ability to execute our operating strategy will depend upon a number of factors, some of which are beyond our control.

Redemption of Debentures

On March 1, 2012, we used approximately $3.3 million in the redemption of the remaining 7 ½ % Debentures, Series 2005 (the “Pure Debentures”) issued by Pure Energy Group in March 2005, that had been assumed in the Pure Merger. The redemption of the Pure Debentures eliminated a covenant that limited the Company's senior debt to no more than $5.0 million and allowed the borrowing base on our line of credit to increase in proportion to our increased proved reserves.

Change in Control Liability

The Company will be required to pay approximately $0.5 million to employees during the second quarter of 2012, as the result of the triggering of certain change in control provisions in agreements with employees.  The remaining payments, also totaling approximately $0.5 million, will be due in two equal installments in September and December of 2012.

Working Capital

At  March 31, 2012 our working capital deficit was $1,406,834, as compared to $40,086 at December 31, 2011.

	At March 31, 2011 (As Restated)	At December 31, 2011 (As Restated)	Percentage Increase / (Decrease)
Current Assets	$4,059,473	$3,488,192	16%
Current Liabilities	5,466,307	3,528,278	55%
Working Capital	$(1,406,834)	$(40,086)	(3410)%
Working Capital Ratio	(0.74)	(0.99)	(25)%

Cash Flows
	Three Months Ended
	March 31
	2012 (As Restated)	2011
Cash Flows Provided by Operating Activities	$2,127,942	$3,297,353
Cash Flows Used in Investing Activities	(5,867,736)	(4,393,897)
Cash Flows Provided by (Used in) Financing Activities	3,337,239	883,777
Net Increase (Decrease) in Cash During Period	$(402,555)	$(212,767)

Cash used in operating activities is calculated by starting with the net income or loss for the period and adjusting for the non-cash income and expense items during the period, as well as for the change in operating assets and liabilities.  As an example: During the 2011 Quarter our Total Current Liabilities balance increased to $3.3 million from $2.4 million.  This increase in liabilities, due primarily to increased activity levels, is reflected as a provision of cash from operating activities, but reduces the current ratio. Conversely, the increase in accounts receivable, due to higher crude oil sales, is a decrease to cash provided from operating activities.

23

Cash used in investing activities represents capital expenditures for the drilling of wells. The increase in this measure is a reflection of the increased level of drilling and completion activity for wells on our acreage.

Cash provided by financing activities represents funds from new borrowings under our line of credit, reduced by funds used to redeem the Pure Debentures in full and repayment of indebtedness to creditors.

Amended and Restated Credit Agreement with Texas Capital Bank

On January 31, 2011, we entered into an amended and restated credit agreement (the “Credit Agreement”) with Texas Capital Bank, N.A. (“TCB”).  The Credit Agreement provided the Company with an initial borrowing base of $4 million. Increases to the initial borrowing base were received on December 20, 2011 (to $4.5 million) and on March 1, 2012 (to $9.5 million).  The amount available under the Credit Agreement may be increased by TCB up to $25.0 based on the Company’s reserve reports and the value of the Company’s oil and gas properties.  Prior to the redemption of the Pure Debentures, effective March 1, 2012, the Indenture for the Pure Debentures limited the Company's borrowing amount to $5,000,000. As of March 31, 2012, the Company had available to it $0.2 million under the Credit Agreement. During April 2012, we drew down the remaining available balance.  The Company has no other credit facilities or source of cash, other than operating revenues. The Credit Agreement is described more fully in and is attached as an exhibit to the Company’s Form 8-K dated February 7, 2011 and the amendment thereto is described more fully and is attached as an exhibit to the Company's Form 8-K dated March 1, 2012.

As of March 31, 2012 the Company was not in compliance with its debt covenants; however the Company obtained a waiver letter from the lending institution of its covenant violation.

CONTRACTUAL OBLIGATIONS

Little Bay and Green Shoe

At March 31, 2012, we are indebted to Little Bay Consulting SA (“Little Bay”) and Green Shoe Investments Ltd. (“Green Shoe”) in the principal amounts of $396,969 and $367,309 respectively for loans refinanced in fiscal 2011, with a combined accrued interest balance of $63,173. Those loans are due in full, with accrued interest at September 30, 2012, with no periodic payments until maturity (other than upon an equity raise resulting in net proceeds of more than $1,000,000), as described more fully in the Company’s 8-K filed April 28, 2011.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

However, the changes resulting from the Settlement Agreement signed on April 23, 2012 triggered the change in control provisions under existing agreements with employees.  A total of approximately $1.0 million is payable to employees in four installments over the remainder of 2012.  The costs will be reflected in G&A in the Statement of Operations in the period in which they were triggered (April 2012). Approximately 50% will be paid in the second quarter of 2012 and 25% each in the third and fourth quarters of 2012. Details of the payment calculation were disclosed in the Company's Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") in the United States has required our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Our significant accounting policies are disclosed in the notes to the interim financial statements for the period ended March 31, 2012 included in this Quarterly Report on Form 10-Q/A.

24

The financial statements presented with this Quarterly Report on Form 10-Q/A have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. These financial statements do not include all information and footnote disclosures required for an annual set of financial statements prepared under United States generally accepted accounting principles. In the opinion of our management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented in the attached financial statements, have been included. Interim results for the period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

Our significant accounting policies are disclosed at Note 2 to the unaudited financial statements included with this Quarterly Report.

ITEM 4.     CONTROLS AND PROCEDURES

(a)	Evaluation of disclosure controls and procedures

Our management, with the participation of our Interim President and Chief Accounting Officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934 as of March 31, 2012. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on management’s evaluation, our Interim President and Chief Accounting Officer concluded that, as a result of the material weaknesses described below, our disclosure controls and procedures are not designed at a reasonable assurance level and are ineffective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Interim President and Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure.  The material weaknesses, which relate to internal control over financial reporting, that were identified are:

1)
We did not properly apply business combination accounting to our acquisition of Doral and as a result we inappropriately recorded goodwill and an intangible asset as part of that transaction.  As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated.;

2)
We did not properly accrue operating costs or capital expenditures for activity that occurred during the fourth quarter of 2011. As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated.

We are committed to improving our accounting organization. In the future, should we contemplate a business combination, we will consult with legal counsel and appropriate accounting resources to evaluate the financial statement impact that the transaction may have. Additional measures may be implemented as we evaluate the effectiveness of these efforts. We cannot assure you that these remediation efforts will be successful or that our internal control over financial reporting will be effective in accomplishing the control objectives.

(b)  Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

25

ITEM 6.      EXHIBITS

Exhibit
Number	Description of Exhibits
3.1	Amended and Restated Bylaws as amended by Amendments No. 1 and No. 2. (1)
10.1	Consent, Waiver and First Amendment to Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (2)
10.2	First Amendment to Employment Agreement with Everett Willard "Will" Gray II. (2)
10.3	First Amendment to Employment Agreement with Lawrence J. Risley. (2)
10.4	Letter Agreement with Nancy S. Stephenson. (2)
10.5	Agreement with Red Mountain Resources, Inc. (3)
10.6	Second Amendment to Employment Agreement with Everett Willard “Will” Gray II. (3)
10.7	Second Amendment to Employment Agreement with Lawrence J. Risley. (3)
10.8	Amended Letter Agreement with Nancy S. Stephenson. (3)
10.9	Separation Agreement and Mutual Release with Everett Willard “Will” Gray II. (3)
10.10	Separation Agreement and Mutual Release with Lawrence J. Risley. (3)
10.11	Mutual Release with Nancy S. Stephenson. (3)
10.12	Mutual Release with Brad E. Heidelberg. (3)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)   Filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011 on March 14, 2012.
(2)   Filed as an exhibit to our Current Report on Form 8-K filed on March 6, 2012.
(3)   Filed as an exhibit to our Current Report on Form 8-K filed on April 24, 2012.

26

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROSS BORDER RESOURCES, INC.

By	/s/Kenneth S. Lamb
Name:	Kenneth S. Lamb
Title:	Chief Accounting Officer
Date:	August 31, 2012

27

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

  (Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________to ________

COMMISSION FILE NUMBER 000-52738

CROSS BORDER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0555508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2515 McKinney Ave, Suite 900
Dallas, TX	75201
(Address of principal executive offices)	(Zip Code)

(210) 226-6700
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐ Yes ☒ No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:
As of September 18, 2012, the Registrant had 16,151,946 shares of common stock outstanding.

Cross Border Resources, Inc.

PART I - FINANCIAL INFORMATION

ITEM 1.     FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 8-03 of Regulation S-X, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three- and six- month periods ended June 30, 2012 are not necessarily indicative of the results that can be expected for the year ending December 31, 2012.

As used in this Quarterly Report on Form 10-Q, the terms "we,” "us,” "our,” and the “Company” mean Cross Border Resources, Inc. unless otherwise indicated.  All dollar amounts in this Quarterly Report are in U.S. dollars unless otherwise stated.

Cross Border Resources, Inc.
Balance Sheets

	June 30,	December 31,
	2012	2011
	(Unaudited)	(As Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$394,106	$472,967
Accounts receivable - production	2,785,721	1,184,544
Accounts receivable - related party	42,070	-
Derivative asset – current	525,014	-
Prepaid expenses and other current assets	605,054	1,808,944
Current tax asset	21,737	21,737
Total Current Assets	4,373,702	3,488,192

Property and Equipment:
Oil and gas properties (successful efforts method)	43,607,136	34,986,566
Less accumulated depletion and depreciation	(11,121,240)	(9,667,031)
Net Property and Equipment	32,485,896	25,319,535

Other Assets:
Other property and equipment, net of accumulated depreciation of $149,245 and $126,473 in 2012 and 2011, respectively	73,216	95,988
Deferred bond costs, net of accumulated amortization of $503,854 and $344,300 in 2012 and 2011, respectively	-	159,554
Deferred bond discount, net of accumulated amortization of $186,560 and $127,483 in 2012 and 2011, respectively	-	59,077
Deferred financing costs, net of accumulated amortization of $64,353 and $26,355 in 2012 and 2011, respectively	150,273	64,746

Derivative asset - long-term	331,037	-
Other	54,324	54,324
Total Other Assets	608,850	433,689

TOTAL ASSETS	$37,468,448	$29,241,416

The accompanying notes are an integral part of these financial statements.

	June 30,	December 31,
	2012	2011
	(Unaudited)	(As Restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable - trade	$2,407,320	$1,177,383
Accounts payable - revenue distribution	458,222	143,215
Interest payable	82,208	112,659
Accrued expenses and other payables	1,868,390	484,595
Deferred revenues	-	32,479
Notes payable - current	764,278	764,278
Bonds payable – current portion	-	570,000
Creditors payable – current portion	702,000	186,761
Change of control payable	623,347
Derivative liability – current portion	-	56,908
Total Current Liabilities	6,905,765	3,528,278

Other Liabilities:
Asset retirement obligations	1,268,990	1,186,260
Deferred income tax liability	21,737	21,737
Line of credit	9,500,000	2,381,000
Derivative liability, net of current portion	-	28,086
Bonds payable, net of current portion	-	2,825,000
Creditors payable, net of current portion	650,783	1,352,783
Total Non-Current Liabilities	11,441,510	7,794,866

TOTAL LIABILITIES	18,347,275	11,323,144

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 36,363,637 shares authorized, 16,151,946 shares issued and outstanding at June 30, 2012 and December 31, 2011	16,152	16,152
Additional paid-in capital	32,617,690	32,617,690
Retained earnings (accumulated deficit)	(13,512,669)	(14,715,570)
TOTAL STOCKHOLDERS’ EQUITY	19,121,173	17,918,272

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,468,448	$29,241,416

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Operations
For the three months ended June 30, 2012 and 2011
 (Unaudited)

	Three months ended June 30,
	2012	2011
REVENUES AND GAINS:
Oil and gas sales	$4,147,645	$1,465,050
Other	-	32,479
Total Revenues And Gains	4,147,645	1,497,529

OPERATING EXPENSES:
Operating costs	243,847	362,161
Production taxes	368,587	165,108
Depreciation, depletion, and amortization	991,938	488,601
Impairment of oil & gas properties	1,775,796	-
Accretion expense	29,353	26,416
General and administrative	1,561,920	1,100,147
Total Operating Expenses	4,971,441	2,142,433

GAIN (LOSS) FROM OPERATIONS	(823,796)	(644,904)

OTHER INCOME (EXPENSE):
Bond issuance amortization	-	(4,664)
Gain (loss) on derivatives	1,435,824	75,857
Interest expense	(137,169)	(142,438)
Gain on sale of oil and gas properties	-	599,100
Miscellaneous other income (expense)	393	10,609
Total Other Income (Expense)	1,299,048	538,464

GAIN (LOSS) BEFORE INCOME TAXES	475,252	(106,440)

Current tax benefit (expense)	61,932	54,160
Deferred tax benefit (expense)	(61,932)	(14,317)
Income tax benefit (expense)	-	39,843

NET INCOME (LOSS)	$475,252	$(66,597)

NET GAIN (LOSS) PER SHARE:
Basic and diluted	$0.03	$(0.00)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	16,151,946	14,948,649

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Operations
For the six months ended June 30, 2012 and 2011
 (Unaudited)

	Six months ended June 30,
	2012	2011
REVENUES AND GAINS:
Oil and gas sales	$7,721,391	$3,031,863
Other	32,479	64,958
Total Revenues And Gains	7,753,870	3,096,821

OPERATING EXPENSES:
Operating costs	980,228	515,225
Production taxes	528,958	270,564
Depreciation, depletion, and amortization	1,536,058	1,072,891
Impairment of oil & gas properties	1,775,796	-
Accretion expense	34,241	52,833
General and administrative	2,232,990	1,973,291
Total Operating Expenses	7,088,271	3,884,804

GAIN (LOSS) FROM OPERATIONS	665,599	(787,983)

OTHER INCOME (EXPENSE):
Bond issuance amortization	(159,554)	(9,328)
Gain (loss) on derivatives	961,911	106,123
Gain on sale of oil and gas properties	-	599,100
Interest expense	(268,927)	(247,594)
Miscellaneous other income (expense)	3,872	52,628
Total Other Income (Expense)	537,302	500,929

GAIN (LOSS) BEFORE INCOME TAXES	1,202,901	(287,054)

Current tax benefit (expense)	(180,519)	85,028
Deferred tax benefit (expense)	180,519	(19,487)
Income tax benefit (expense)	-	65,541

NET INCOME (LOSS)	$1,202,901	$(221,513)

NET GAIN (LOSS) PER SHARE:
Basic and diluted	$0.07	$(0.02)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	16,151,946	13,719,626

The accompanying notes are an integral part of these financial statements.

Cross Border Resources, Inc.
Statements of Cash Flows
For the six months ended June 30, 2012 and 2011
 (Unaudited)
	Six months ended June 30
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,202,901	$(221,513)
Adjustments to reconcile net income (loss) to cash used by operating activities:
Depreciation, depletion, amortization and impairment	3,311,854	1,047,697
Accretion	34,241	52,833
Gain on disposition of assets	-	(583,766)
Share-based compensation	-	455,230
Amortization of debt discount and deferred financing costs	218,631	34,520
Changes in operating assets and liabilities:
Accounts receivable	(1,643,247)	15,194
Prepaid expenses and other current assets	1,105,082	(551,986)
Accounts payable	293,588	(1,026,600)
Change of control liability	623,347	-
Accrued expenses	117,229	(190,602)
Deferred income tax	-	(30,250)
Deferred revenue	(32,479)	(64,958)
Derivative asset/liability	(941,045)	(105,074)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,290,102	(1,169,275)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures - oil and gas properties	(7,906,200)	(1,894,869)
Proceeds from sale of interest in properties	-	799,100
Capital expenditures - other assets	-	(35,239)
NET CASH USED IN INVESTING ACTIVITIES	(7,906,200)	(1,131,008)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of expenses	-	5,143,220
Net borrowings (payments) on line of credit	7,119,000	(1,581,426)
Proceeds from renewing notes	-	139,359
Repayment of notes payable	-	(382,081)
Repayments of bonds	(3,395,000)	(190,000)
Repayments to creditors	(186,761)	(266,760)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,537,239	2,862,312

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(78,861)	562,029
Cash and cash equivalents, beginning of period	472,967	975,123
Cash and cash equivalents, end of period	$394,106	$1,537,152

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$171,993	$195,795
Income taxes paid	$-	$-
NON-CASH TRANSACTIONS
Oil and natural gas properties included in accounts payable	$1,220,904	$38,064
Oil and natural gas properties included in Accrued Expenses	$1,266,566	$-

The accompanying notes are an integral part of these financial statements.

 Cross Border Resources, Inc.
Notes to Unaudited Financial Statements

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

The Company is an independent natural gas and oil company engaged in the exploration, development, exploitation, and acquisition of natural gas and oil reserves in North America.  The Company’s primary area of focus is the State of New Mexico, particularly southeastern New Mexico.

Reverse Acquisition

Effective December 27, 2010, the Company completed a 1-for-55 reverse split of its common stock in accordance with Article 78.207 of the Nevada Revised Statutes (the “Reverse Split”).  The Reverse Split resulted in a decrease in the Company’s authorized share capital from 2,000,000,000 shares of common stock, par value $0.001 per share, to 36,363,637 shares of common stock, par value, $0.001 per share, with a corresponding decrease in the number of issued and outstanding shares of the Company’s common stock from 135,933,086 shares to 2,471,544 shares (after accounting for fractional share interests being rounded up to the next whole number).  Completion of the Reverse Split was a condition precedent for the merger with Pure Gas Partners II, L.P. (“Pure”).

Effective January 3, 2011, the Company completed the acquisition of Pure Energy Group, Inc. (“Pure Sub”) as contemplated pursuant to the Agreement and Plan of Merger dated December 2, 2010 (the “Pure Merger Agreement”) among the Company, Doral Acquisition Corp., the Company’s wholly owned subsidiary (“Doral Sub”), Pure and Pure Sub, a wholly owned subsidiary of Pure (Pure Sub and Pure being collectively referred to herein as the “Pure Energy Group” or the "Predecessor").

Pursuant to the provisions of the Pure Merger Agreement, all of Pure’s oil and gas assets and liabilities were transferred to Pure Sub. Pure Sub was then merged with and into Doral Sub, with Doral Sub continuing as the surviving corporation (the “Pure Merger”). Upon completion of the Pure Merger, the outstanding shares of Pure Sub were converted into an aggregate of 9,981,536 shares of the Company’s common stock. As a result of the Pure Merger, the previous Pure shareholders owned approximately 80% of the Company’s total outstanding shares on a fully diluted basis, with the Company’s previous stockholders owning the remaining 20%, immediately following the merger.

The purchase price of the assets of the Company arising from the reverse acquisition with the Pure Energy Group was $8,085,984, representing eighty percent (80%) of the appraised value of 2,471,511 post-split shares of the Company which were issued and outstanding immediately prior to the reverse acquisition. The allocation of the purchase price and the purchase price accounting is based upon estimates of the assets and liabilities effectively acquired on January 3, 2011 in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 805, Business Combinations.

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

The allocation of the purchase price is as follows:

Cash and cash equivalents	$(62,798)
Accounts receivable	94,810
Prepaid expenses and other current assets	5,769
Proved oil and gas properties	10,336,219
Property and equipment	12,643
Other assets	228,268
Total assets	10,614,911
Accounts payable	(378,079)
Accounts payable- related party	(69,917)
Accrued liabilities	(182,110)
Long-term debt	(1,018,322)
Notes payable to related party	(250,000)
Asset retirement obligation	(630,499)
Purchase price	$8,085,984

The statements of income include the results of operations for Cross Border Resources, Inc. commencing on January 4, 2011. As a result, information provided for the six months ended June 30, 2011 presented below includes the actual results of operations from January 4, 2011 to June 30, 2011 and the combined historical financial information for the Cross Border Resources, Inc. (formerly Doral Energy) and Pure for the period January 1, 2011 to January 3, 2011. The unaudited pro forma financial information for the six months ended June 30, 2011 presented below combines the historical financial information for the Cross Border Resources, Inc. and Pure for that period. The following unaudited pro forma information is not necessarily indicative of the results of future operations:

	Three months ended June 30, 2011	Six months ended June 30, 2011
Revenues	$1,497,529	$3,096,821
Operating income (loss)	(644,904)	(787,983)
Net income (loss)	(66,597)	(221,513)

Earnings (loss) per share	$(0.00)	$(0.02)

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS (continued)

Basis for Presentation

The unaudited condensed balance sheet as of December 31, 2011 and the unaudited condensed statements of operations and cash flows for the six months ended June 30, 2011 include the accounts of the Predecessor for the period of January 1, 2011 to January 3, 2011 and the accounts of Pure and the Company for the period January 4, 2011 (date of reverse acquisition as discussed below) to June 30, 2011 (collectively, “Cross Border Resources, Inc.” or the “Company”). The comparative balance sheet as of June 30, 2012 and the unaudited condensed statements of operations and cash flows for the six-month period ended June 30, 2012 represent the accounts of the Company.  The business combination has been accounted for as a reverse acquisition wherein Pure is treated as the acquirer for accounting purposes.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the prior period to conform to current presentation.  See the "Going Concern" subheading below.

Going Concern

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern.  These principles assume that the Company will be able to realize its assets and discharge its obligations in the normal course of operations for the foreseeable future.

At June 30, 2012, the Company had a working capital deficit of $2,352,063 and outstanding debt (consisting of a line of credit, creditors payable, change in control payments, and notes payable) of $12,240,408.  Because of the working capital deficit, the Company was not in compliance with the covenants of its line of credit with Texas Capital Bank (“TCB”).  On August 22, 2012, TCB agreed to a waiver of the covenant violations for a period of one year.   Of the outstanding debt, $367,309 is due September 30, 2012 under an unsecured promissory note payable to Green Shoe Investments, Ltd and $396,969 is due September 30, 2012 under an unsecured promissory note payable to Little Bay Consulting, SA.  The Company currently does not have sufficient funds to repay these obligations. The Company is exploring available financing options, including the sale of debt, equity, or assets.  The Company sold its Wolfberry assets for $2,250,000.  The closing date of the sale was August 16, 2012.  If the Company is unable to finance its operations on acceptable terms or at all, its business, financial condition and results of operations may be materially and adversely affected. As a result of the working capital deficiency, there is substantial doubt regarding the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Interim financial statements

The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented.  This report on Form 10-Q should be read in conjunction with the Company’s financial statements and notes thereto included in the its Amended Annual Report on Form 10-K/A for the year ended December 31, 2011, filed with the SEC on August 31, 2012. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in its audited financial statements for the fiscal period ended December 31, 2011, may have been omitted. The results of operations for the three- and six- month periods ended June 30, 2012 are not necessarily indicative of results for the entire year ending December 31, 2012.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities.  Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells and related asset retirement costs are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.  Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost, and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.  On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually.  If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Impairment of oil and gas properties is considered when there is an indicator of possible impairment or a triggering event, such as a pending sale.  In the event that an impairment is considered appropriate, the properties in question are recorded at fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable - Production

Accounts receivable consist of amounts due from customers for oil and gas sales, some of which are joint interest owners, and are considered fully collectible by the Company as of June 30, 2012 and December 31, 2011.  The Company determines when receivables are past due based on how recently payments have been received.

Revenue Recognition

The Company recognizes oil and natural gas revenue from its interests in producing wells when oil and natural gas is produced and sold from those wells.

Property and Equipment

Property, plant, and equipment are stated at cost.  Depreciation of office furniture and equipment is provided using the straight-line method based on estimated useful lives ranging from three to 15 years.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

The Company accounts for asset retirement obligations under the provisions of ASC 410, Asset Retirement and Environmental Obligations, which provides for an asset and liability approach to accounting for Asset Retirement Obligations (ARO).  Under this method, when legal obligations for dismantlement and abandonment costs, excluding salvage values, are incurred, a liability is recorded at fair value and the carrying amount of the related oil and gas properties is increased.  Accretion of liability is recognized each period using the interest method of allocation and the capitalized cost is depleted over the useful life of the related asset. AROs as of June 30, 2012 and December 31, 2011 were $1,268,990 and $1,186,260, respectively.

The following is a description of the changes to the Company’s AROs for the year-to-date periods ended June 30, 2012 and December 31, 2011:
	2012	2011
Asset retirement obligations at beginning of year	$1,186,260	$508,588
Asset retirement obligations acquired in acquisition	-	630,499
Revision of previous estimates	-	(158,452)
Accretion expense	34,241	84,428
Additions	48,489	121,197
Asset retirement obligations at end of period	$1,268,990	$1,186,260

Income Taxes

The Company is a taxable entity for federal or state income tax purposes for which an income tax provision has been made in the accompanying financial statements.  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Differences between the enacted tax rates and the effective tax rates are primarily the result of timing differences in the recognition of depletion and accretion expenses. These differences do not create a material variance between the enacted tax rate and the effective tax rate. However, net tax expense has been reduced as the result of changes to the valuation allowance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Actual results could differ from those estimates and assumptions.  Significant estimates include volumes of oil and gas reserves used in calculating depletion of proved oil and natural gas properties and costs to abandon oil and gas properties.

Management believes that it is reasonably possible the following material estimates affecting the financial statements could significantly change in the coming year: (1) estimates of proved oil and gas reserves, and (2) forecast forward price curves for natural gas and crude oil. The oil and gas industry in the United States has historically experienced substantial commodity price volatility, and such volatility is expected to continue in the future. Commodity prices affect the level of reserves that are considered commercially recoverable; significantly influence the Company’s current and future expected cash flows; and impact the PV10 derivation of proved reserves.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, payables, and debt and are accounted for under the provisions of ASC Topic 825, Financial Instruments.  The carrying amount of these financial instruments as reflected in the balance sheets, except for long-term, fixed-rate debt, approximates fair value.  The Company estimates the fair value of its long-term, fixed-rate debt generally using discounted cash flow analysis based on the Company's current borrowing rates for similar types of debt.

Deferred Revenue

The Company entered into a two-year term assignment with a private party of certain oil and gas working interests located in southeastern New Mexico beginning in April 2010.  The payment received upon entry into the agreement has been amortized to income over the period from April 2010 through March 2012.  No further receipts are due, nor are any similar agreements in place.

Comprehensive Income

The Company does not have any components of "other comprehensive income."  Therefore Total Comprehensive Income (Loss) is not reported on the Statements of Operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date.  If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's financial statements upon adoption.

NOTE 3– OIL AND NATURAL GAS PROPERTIES AND OTHER EQUIPMENT

Oil and natural gas properties

The following table sets forth the capitalized costs under the successful efforts method for oil and natural gas properties:

	June 30,
	2012	2011
Oil and natural gas properties	$43,607,136	$34,986,566
Less accumulated depletion and impairment	(11,121,240)	(9,667,031)
Net oil and natural gas properties capitalized costs	$32,485,896	$25,319,535

At June 30, 2012, the Company excluded $14,316,518 from the depletion calculation.  At June 30, 2012, the capitalized costs of the Company’s oil and natural gas properties included $10,336,219 relating to acquisition costs of proved properties which are being amortized by the unit-of-production method using total proved reserves and $18,954,399 relating to exploratory well costs and additional development costs which are being amortized by the unit-of-production method using proved developed reserves.

Capitalized costs related to proved oil and natural gas properties, including wells and related equipment and facilities, are evaluated for impairment based on the Company’s analysis of undiscounted future net cash flows. If undiscounted future net cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company recognizes an impairment charge in income equal to the difference between carrying value and the estimated fair value of the properties. Estimated fair values are determined using discounted cash flow models. The discounted cash flow models include management’s estimates of future oil and natural gas production, operating and development costs, and discount rates. The Company has recorded a $1,775,796 impairment charge related to its Wolfberry assets located in the Texas counties of Dawson, Howard, Martin and Borden.  The impairment charge represents the difference between the properties’ carrying value and their estimated fair market value.  The impairment expense is included in impairment of oil & gas properties in the accompanying Consolidated Statements of Operations.

Uncertainties affect the recoverability of these costs as the recovery of the costs outlined above are dependent upon the Company obtaining and maintaining leases and achieving commercial production or sale.

Other property and equipment

The historical cost of other property and equipment, presented on a gross basis with accumulated depreciation is summarized as follows:

	June 30,
	2012	2011
Other property and equipment	$199,615	$222,461
Less accumulated depreciation	(126,399)	(126,473)
Net property and equipment	$73,216	$95,988

NOTE 4– STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

2011 Equity Financing

On May 26, 2011, the Company closed a private offering exempt from registration under the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder.  In the offering, the Company issued an aggregate of 3,600,000 units.  Each unit was sold at $1.50 and was comprised of one share of common stock and one five-year warrant to purchase a share of common stock at an exercise price of $2.25 per share.   The warrants became exercisable on November 26, 2011.  The Company agreed to use the net proceeds from the sale of the units for general business and working capital purposes and not to use such proceeds for the redemption of any common stock or common stock equivalents.

The investors in the offering received registration rights.  The Company agreed to file a registration statement covering the resale of the common stock issued and the common stock underlying the warrants issued to the Selling Stockholders within sixty days after the closing date.  The registration statement was declared effective on August 5, 2011. If at the time of exercise of the warrants there is no effective registration statement covering the resale of the shares underlying the warrant, then the investors in the offering have the right at such time to exercise warrants in full or in part on a cashless basis.

In addition to registration rights, the investors in the offering were offered a right of first refusal to participate in future offerings of common stock if the principal purpose of which is to raise capital.  This right of first refusal terminated May 26, 2012, the one-year anniversary of the closing date of the offering.

NOTE 4– STOCKHOLDERS' EQUITY  AND EARNINGS PER SHARE (continued)

Warrants

In connection with the equity offering closed on May 26, 2011, the Company issued warrants to purchase an aggregate of 3,600,000 shares of the Company’s common stock at a per-share price of $2.25.  The Company also has outstanding warrants to purchase 3,125 shares of the Company’s common stock at a per-share price of $5.00.

If all of these warrants are exercised for cash, the Company would receive $8,115,625 in aggregate proceeds.  The warrants to purchase the 3,600,000 shares became exercisable in November 2011.

Stock Options

In January 2011, the Company issued options to purchase a total of 1,602,500 shares of its common stock at option prices ranging from $4.80 to $6.38 per share.  Of that total, 1,265,000 were issued to employees, 250,000 were issued to a consultant and 87,500 were issued to the Company's directors.  During 2011, unvested options to purchase 325,000 shares were forfeited by an employee and a consultant whose relationship with the company ended and vested options to purchase 225,000 shares expired unused.  In October 2011, the Company's board of directors offered to buy back all options held by then-current employees at $0.10 per option share.  All employees accepted the offer, resulting in a total payment by the Company of $96,500.

At June 30, 2012, options to purchase 87,500 shares of stock at $4.80 per share remain outstanding, all of which are held by current, or former, members of the Company's Board of Directors.

Earnings Per Share

The following table illustrates the calculation of earnings per share for the three- and six-month periods ended June 30:

	Three months ended June 30		Six months ended June 30
	2012	2011	2012	2011
Net income (loss)	$475,252	$(66,597)	$1,202,901	$(221,513)
Weighted-average number of common shares	16,151,946	14,948,649	16,151,946	13,719,626
Earnings per common share:
Basic	$0.03	$(0.00)	$0.07	$(0.02)
Diluted	$0.03	$(0.00)	$0.07	$(0.02)

The exercise prices of all outstanding stock options and warrants, and the conversion price on convertible debt, exceeded the market price for the Company's common stock throughout the periods shown. Therefore there would have been no dilutive impact from these items for the periods.  In periods where a net loss is incurred, as in the 2011 periods, any assumed exercise of stock options or warrants would be anti-dilutive.

NOTE 5– RELATED PARTY TRANSACTIONS

The Company paid $163,000 in consulting fees in the six-month period ended June 30, 2011, to BDR Consulting, Inc. (BDR), a member of CCJ/BDR Investments, L.L.C., who owned a combined 64.108% limited partnership interest in the Pure Gas Partners II, L.P.  The president of BDR also served on the Board of Directors and was the Chief Executive Officer of Pure Energy Group, Inc. BDR's services have not been used since the termination agreement in June 2011.

On April 11, 2012, the Company advanced it's then Chief Executive Officer, E. Willard Gray, II, $119,575 related to the change in control provisions in Mr. Gray's employment agreement.  At June 30, 2012, $42,070 remained outstanding (shown as Accounts receivable - related party on the Balance Sheet), which was deducted from the second change of control payment to him from the Company in July 2012.

NOTE 6 – NOTES PAYABLE AND LONG-TERM DEBT

At June 30, 2012 and December 31, 2011, long-term debt consisted of the following items, excluding the operating line of credit (see Note 6):

	June 30,	December 31,
	2012	2011
7½% Debentures, Series 2005	$-	$3,395,000
Total Long-term Debt	$-	$3,395,000

7½% Debentures, Series 2005

On March 1, 2005, Pure Energy Group, Inc. and its subsidiary Pure Gas Partners, II, L.P., issued 7 ½ % Debentures, Series 2005, in the principal amount of $5,500,000 (the "Pure Debentures".  The Pure Debentures were secured by all revenues of the issuer and all money held in the funds and accounts created under the Indenture.  The Pure Debentures would have matured on March 1, 2015, if not redeemed, with principal and interest payable semi-annually on March 1 and September 1.  As of June 30, 2012 and December 31, 2011, the balance payable was $0 and $3,395,000, respectively.  Interest expense related to the Pure Debentures for the six months ended June 30, 2012 and 2011 was $43,708 and $154,223, respectively.

As permitted by the bond debt agreement, the Company purchased bonds back on the open market at its discretion.  Pure Debentures held by the Company at June 30, 2012 and December 31, 2011 totaled $0 and $100,000, respectively. These Pure Debentures were purchased at a discount of $16,719 during 2011.  The Pure Debentures held by the Company are shown as a reduction of bonds payable on the balance sheet as follows:

	June 30	December 31,
	2012	2011
Bonds Payable	$-	$3,495,000
Less: Bonds held by the Company	-	(100,000)
Total	$-	$3,395,000

Redemption of Pure Debentures:  On January 31, 2012, the Company called for payment prior to maturity all of the Pure Debentures.  The redemption of 100% of the Pure Debentures was completed on March 1, 2012.

Notes Payable Green Shoe Investments

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Green Shoe Investments Ltd. (“Green Shoe”) in the principal amount of $487,000 at an interest rate of 5.0%

On April 26, 2011, the Company entered into a Loan Agreement with Green Shoe, and the Company executed and delivered a Promissory Note to Green Shoe in connection therewith.  The amount of the Promissory Note and the loan from Green Shoe (the “Green Shoe Loan”) is $550,936 and the purpose of the Green Shoe Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Green Shoe including without limitation the following:  (i) loan dated May 9, 2008 in the principal amount of $100,000, (ii) loan dated May 23, 2008 in the principal amount of $150,000, (iii) loan dated July 18, 2008 in the principal amount of $50,000, (iv) loan dated February 24, 2009 in the principal amount of $100,000, and (v) loan dated April 29, 2009 in the principal amount of $87,000 plus accrued interest of $63,936.  The Green Shoe Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Green Shoe was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these amounts as of June 30, 2012 and December 31, 2011 was $367,309, which is shown in Current Liabilities on the Balance Sheet.

NOTE 6 – NOTES PAYABLE AND LONG-TERM DEBT (continued)

Notes Payable Little Bay Consulting

In connection with the merger, the Company, as the accounting acquirer, assumed an unsecured loan from Little Bay Consulting SA (“Little Bay”) in the principal amount of $520,000 at an interest rate of 5%.

On April 26, 2011, the Company entered into a Loan Agreement with Little Bay, and the Company executed and delivered a Promissory Note to Little Bay in connection therewith.  The amount of the Promissory Note and the loan from Little Bay (the “Little Bay Loan”) is $595,423 and the purpose of the Little Bay Loan is to consolidate and extend all of the loans owed by the Company and its predecessors to Little Bay including without limitation the following: (i) loan dated March 7, 2008 in the original principal amount of $220,000, (ii) loan dated July 18, 2008 in the original principal amount of $100,000, and (iii) loan dated October 3, 2008 in the principal amount of $200,000 plus accrued interest of $75,423.  The Little Bay Loan is unsecured.

Beginning March 31, 2011 (the effective date of the Promissory Note), the amounts owed under the Promissory Note began to accrue interest at a rate of 9.99%, and the Promissory Note provides that no payments of principal or interest are due until the maturity date of September 30, 2012.  The Company is obligated to pay all accrued interest and make a principal payment equal to one-third of the principal owed upon the closing of an equity offering resulting in a specified amount of net proceeds to the Company.  In addition, Little Bay was granted the right to convert the principal and interest owed into shares of common stock of the Company at a conversion price of $4.00 per share. The principal balance of these borrowings as of June 30, 2012 and December 31, 2011 was $396,969, which is shown in Current Liabilities on the Balance Sheet.

NOTE 7 – OPERATING LINE OF CREDIT

As of December 31, 2011, the borrowing base on the line of credit was $4,500,000.  Effective March 1, 2012, the borrowing base was increased to $9,500,000. The interest rate was calculated at the greater of the adjusted base rate or 4%. The line of credit is collateralized by producing wells and matures on January 14, 2014.  As of June 30, 2012 and December 31, 2011, the outstanding balance on the line of credit was $9,500,000 and $2,381,000, respectively.

As of June 30, 2012, the Company was in violation of two covenants under its agreement with Texas Capital Bank ("TCB"), the Current Ratio covenant and the negative covenant related to past due invoices.  On August 22, 2012, TCB agreed to a waiver of the covenant violations for a period of one year.

Interest expense for the six months ended June 30, 2012 and 2011 was $148,292 and $46,039, respectively.  The line of credit is reported as long-term debt because the maturity date is greater than one year. There is no unused balance on this facility as of June 30, 2012.

As the result of the sale of certain interests in oil and gas properties, effective August 1, 2012, the borrowing base was reduced by $750,000 and that amount was repaid to TCB out of the sale proceeds. The borrowing base at August 22, 2012, is $8.75 million, which is fully borrowed.

NOTE 8 – CREDITORS PAYABLE

In 2002, the prior owner of Pure Sub filed a petition for reorganization with the United States Bankruptcy Court.  According to the plan of reorganization, three creditors were to receive a combined amount of approximately $3,000,000 for their claims out of future net revenues of Pure Sub (defined as revenues from producing wells net of lease operating expenses and other direct costs).

The net estimated revenue distribution due to creditors in 2013 based on expected 2012 net revenues is $702,000, which is presented as a current liability.  The related distribution based on 2011 net revenues was $186,761 as of December 31, 2011, which had been reduced for an over payment in the prior year and was paid in February 2012.   As of June 30, 2012 and June 30, 2011, the combined creditors’ payable balances were $1,352,783 and $1,539,545, respectively.

NOTE 9 – OPERATING LEASES

The Company has a non-cancelable operating lease for office space expiring in June 2014.  As of June 30, 2012, the remaining future minimum lease payments under the existing lease are as follows:

Year Ending December 31,	Operating Lease
2012	$25,000
2013	51,250
2014	26,250
2015	-
2016	-
Total Minimum Lease Payments	$102,500

Rent expense related to leases for the six-month periods ended June 30, 2012 and 2011 was $25,778 and $23,750, respectively.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is subject to federal and state laws and regulations relating to the protection of the environment.  Environmental risk is inherent to oil and natural gas operations and the Company could be subject to environmental cleanup and enforcement actions.  The Company manages this environmental risk through appropriate environmental policies and practices to minimize the impact to the Company.

From time to time, the Company is a party to various legal proceedings arising in the ordinary course of business.  The Company is not currently a party to any proceeding that it believes could have a material adverse effect on the Company’s financial condition, results of operation or cash flows.

The changes resulting from the Settlement Agreement signed on April 23, 2012 triggered the change in control provisions under existing agreements (see Note 14) with employees.  A total of approximately $1.0 million is payable to employees in four installments during 2012.  The costs are reflected in general and administrative expenses in the Statement of Operations in the period they were triggered (the second quarter of 2012). Approximately 38% was paid during the second quarter of 2012 and 37% and 25% will be paid in each of the third and fourth quarters of 2012, respectively.  Details of the payment calculation were disclosed in the Company's Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012.

NOTE 11 – CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to the concentration of credit risk consist primarily of cash and cash equivalents. Cash balances did exceed FDIC normal insurance protection levels at June 30, 2012. However, Section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”) provides temporary unlimited deposit insurance coverage for noninterest-bearing transaction accounts at all FDIC-insured depository institutions.

The Company also maintains cash balances with two investment brokerage firms that are protected by the Securities Investor Protection Corporation (SIPC) up to $250,000.  In addition to the SIPC coverage, one of the investment brokerage firms provides supplemental coverage in excess of SIPC through an insurance policy that covers cash balances up to $500,000.  The cash balance at the other investment brokerage firm is held in a FDIC-Insured Deposit Account and is also protected by a supplemental coverage insurance policy that covers cash balances up to $124,500,000.  As of June, 2012 and 2011, the Company’s cash balance with these investment brokerage firms did not exceed the combined coverage.

NOTE 12 – DERIVATIVE INSTRUMENTS AND PRICE RISK MANAGEMENT ACTIVITIES

ASC 815-25 (formerly SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”) requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. When choosing to designate a derivative as a hedge, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring effectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions. Based on the above, management has determined the swaps noted below do not qualify for hedge accounting treatment.

At June 30, 2012, we had a net derivative asset of $856,051, as compared to a net derivative liability of $84,994 at the prior year end.  The change in net derivative asset/liability is recorded as non-cash mark-to-market income or loss.  Mark-to-market income of $941,045 was recorded in the six months ended June 30, 2012, as compared to $106,850 is the same period of the prior year.  Net realized hedge settlement gain for the six months ended June 30, 2012 totaled $20,866, and net realized hedge settlement loss for the six months ended June 30, 2011 were $727. The combination of these two components of derivative expense/income is reflected in "Other Income (Expense)" on the Statements of Operations as "Gain (loss) on derivatives."

As of June 30, 2012, we have crude oil swaps in place relating to a total of 4,000 Bbls per month, as follows:
				Price	Volumes	Fair Value of Outstanding Derivative Contracts (1) (in thousands) as of
Transaction				Per	Per	June 30,	December
Date	Type (2)	Beginning	Ending	Unit	Month	2012	31, 2011
March 2011	Swap	04/01/2011	02/28/2013	$104.55	1,000	$143,669	$83,594
November 2011	Swap	12/01/2011	11/30/2014	$93.50	2,000	336,556	(168,588)
February 2012	Swap	03/01/2012	02/28/2014	$106.50	1,000	375,826	-
						$856,051	$(84,994)

(1) The fair value of the Company's outstanding transactions is presented on the balance sheet by counterparty. Currently all of our derivatives are with the same counterparty. The balance is shown as current or long-term based on our estimate of the amounts that will be due in the relevant time periods at currently predicted price levels. Amounts in parentheses indicate liabilities.

(2) These crude oil hedges were entered into on a per barrel delivered price basis, using the NYMEX - West Texas Intermediate Index, with settlement for each calendar month occurring following the expiration date, as determined by the contracts.

NOTE 13 – FAIR VALUE MEASUREMENTS

The Company's commodity derivatives are measured at fair value in the financial statements. The Company’s financial assets and liabilities are measured using input from three levels of the fair value hierarchy. A financial asset or liability classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 –	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 –
Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 –
Unobservable inputs reflect the Company's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, using internal and external data.

The following table presents the Company’s assets and liabilities recognized in the balance sheet and measured at fair value on a recurring basis as of June 30, 2012:

	Input Levels for Fair Value Measurements
Description	Level 1	Level 2	Level 3	Total
Current Assets / (Liabilities):
Commodity derivatives, current portion	$-	$856,051	$-	$856,051
Other Assets / (Liabilities):
Commodity derivatives, long-term
	$-	$856,051	$-	$856,051

The fair value of derivative assets is determined using forward price curves derived from market price quotations, externally developed models, with internal and external fundamental data inputs. Market price quotations are obtained from independent energy brokers and direct communication with market participants.

NOTE 14 – SETTLEMENT AGREEMENT

On April 23, 2012, the Company entered into an agreement (“Settlement Agreement”) with Red Mountain Resources, Inc. (“Red Mountain”). Pursuant to the Settlement Agreement and effective on May 8, 2012, Red Mountain's lawsuit against the Company and the Company's directors filed with the District Court for Clark County, Nevada (the “Action”) was dismissed with prejudice. Additionally and also effective on May 8, 2012, Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg resigned from the Board of Directors of the Company (with Richard F. LaRoche, Jr. and John W. Hawkins remaining as members of the Board) and Alan W. Barksdale, Randell K. Ford and Paul N. Vassilakos, each a member of Red Mountain’s board of directors, were appointed as directors of the Company to fill the vacancies. Messrs. Ford, Vassilakos, LaRoche and Hawkins are considered to be independent directors.

NOTE 14 – SETTLEMENT AGREEMENT (continued)

The Settlement Agreement contains the following terms in order to provide certain protections to the stockholders of the Company:
• The newly-constituted Board of the Company will not cause a merger, sale, or exchange of assets between the Company and Red Mountain prior to December 31, 2012. This period may be reduced at any time if approved by a majority of the Company’s independent directors or two-thirds of its stockholders, and deemed appropriate for the Company’s stockholders via an independent fairness opinion that the transaction is fair to unaffiliated stockholders of the Company.
• Everett Willard Gray II, Chairman and CEO, and Larry Risley, President and Chief Operating Officer, resigned as officers of the Company, effective May 31, 2012. The newly-constituted Board appointed Earl Sebring as Interim President, effective June 1, 2012.  The parties have agreed that any new executives will receive no more compensation than the former executives would have received in aggregate over the period ending December 31, 2012.
• To avoid potential conflicts of interest, the newly-constituted Board will not appoint any person who currently serves as an officer or director of Red Mountain or its affiliates to serve as an executive officer of the Company.
• The newly-constituted Board would cause the Company to hold an annual meeting for the election of directors as soon as practicable but no later than September 30, 2012.  The annual meeting was held on July 31, 2012 (see Note 15).

The Company’s stockholders have been named as third party beneficiaries of the Settlement Agreement so that they may cause the newly-constituted Board to comply with these terms.

NOTE 15 -- SUBSEQUENT EVENTS

The Company held its annual meeting of stockholders on July 31, 2012. At the annual meeting, the stockholders of the Company voted on the following matters: (1) the election of five directors to serve for the ensuing year and until their successors are elected and qualified; (2) a proposal to allow all holders of the Company’s outstanding common stock warrants to exercise the full amount of such warrants regardless of the beneficial ownership of the Company’s common stock owned by such holders; (3) a proposal to approve an amendment to the Company’s articles of incorporation increasing the number of shares of common stock the Company is authorized to issue to 99,000,000 shares; and (4) a proposal to approve an amendment to the Company’s articles of incorporation authorizing the Company to issue up to 1,000,000 shares of “blank check” preferred stock.  Each of the proposals were approved by a majority of the stockholders.  Detailed results of the voting can be seen in the Current Report on Form 8-K filed on August 2, 2012.

In mid-August 2012 and effective on August 1, 2012, the Company entered into a Letter Agreement with Big Star Oil & Gas, LLC ("Big Star") to sell certain oil and gas leasehold interests in Howard, Borden Dawson and Martin Counties, Texas for $2.25 million.  The transaction closed on August 16, 2012. As a result of this sale of assets an impairment of oil and gas properties of approximately $1.8 million was recorded in these financial statements effective June 30, 2012.

ITEM 2.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Quarterly Report on Form 10-Q constitute “forward-looking statements.” These statements, identified by words such as “plan,” “anticipate,” “believe,” “estimate,” “should,” “expect” and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. These statements reflect the current views of management with respect to future events and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those described in the forward-looking statements. Such risks and uncertainties include those set forth under the caption “Part I – Item 1A. Risk Factors” in our Annual Report and elsewhere in this Quarterly Report. We do not intend to update the forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. We advise you to carefully review the reports and documents, particularly our Annual Reports, our Quarterly Reports and our Current Reports we file from time to time with the United States Securities and Exchange Commission (the “SEC”). Copies of all of our filings with the SEC may be accessed by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

BUSINESS OVERVIEW

General Overview

Cross Border Resources, Inc. is an oil and gas exploration company resulting from the business combination of Doral Energy Corp. and Pure Gas Partners II, L.P. ("Pure L.P."), effective January 3, 2011. We own over 865,893 gross (approximately 293,843 net) mineral and lease acres in New Mexico and Texas.  Approximately 25,000 of these net acres exist within the Permian Basin. A significant majority of our acreage consists of either owned mineral rights or leases held by production, allowing us to hold lease rental payments to under $5,000 annually.  The majority of our acreage interests consists of non-operated working interests except for certain core San Andres properties which we operate.

Current development of our acreage is focused on our prospective Bone Spring acreage located in the heart of the 1st and 2nd Bone Spring play. This play encompasses approximately 4,390 square miles across both New Mexico and Texas.  We currently own varying, non-operated working interests in both Eddy and Lea Counties, New Mexico, along with our working interest partners that include Cimarex, Apache, and Mewbourne, all having significant footprints within this play.

Successful 2nd Bone Spring and Yeso horizontal and vertical completions during 2011 and continuing into the second quarter of 2012 have been instrumental in increasing our net daily production from 271 barrels of oil equivalent per day (“boepd”) at January 3, 2011 to a net daily production rate of approximately 571 boepd for the second quarter of 2012.  The net daily production rate has dropped from 675 boepd in March 2012 due to the normal decline of new wells put on production during the first quarter of 2012 and fewer new wells coming on during the second quarter of 2012.

Additional development is currently underway on our  Yeso and Bone Springs acreage with our other working interest partners Apache, Marshall & Winston, Concho Resources, Cimarex, Mewborne, and Oxy.  We currently have a drilling inventory across these formations with varying non-operated working interests ranging from 1.05% to 43.75%.  In the coming months, management intends to place greater emphasis on our operated properties, primarily in the Tom Tom/Tomahawk area.

During the first six months of 2012, we participated in 14 gross (1.6 net) new wells.  In the months of July and August, we participated in 7 gross (0.75 net) new wells.   Of these 21 wells, as of August 31, 2012, 15 had been placed on production, while 6 are awaiting completion.  Additionally, 3 of the 4 wells that were drilled during 2011 and were awaiting completion at year end 2011 were successfully completed during the six months ended June 30, 2012.  No new leasehold acquisitions were made during first quarter 2012.

In August 2012, we sold all of our Wolfberry assets located in the Texas counties of Dawson, Howard, Martin and Borden to Big Star Oil and Gas, LLC for $2.25 million in cash.  An impairment of approximately $1.8 million was recorded in June 2012 to reduce the carrying value of these assets to the sales price. We expect that the average BOE production from this area (approximately 885 BOE monthly) will be replaced by new production from other areas.

SETTLEMENT AGREEMENT

On April 23, 2012, the Company entered into an agreement (“Settlement Agreement”) with Red Mountain Resources, Inc. (“Red Mountain”) to settle litigation filed by Red Mountain against the Company as further described in Item 1 of Part II of this report. Pursuant to the Settlement Agreement and effective on May 8, 2012, the litigation was dismissed and Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg resigned from the Board of Directors of the Company (with Richard F. LaRoche, Jr. and John W. Hawkins remaining as members of the Board) and Alan W. Barksdale, Randell K. Ford and Paul N. Vassilakos, each a member of Red Mountain’s board of directors, were appointed as directors of the Company to fill the vacancies.  Messrs. Ford, Vassilakos, LaRoche and Hawkins are considered to be independent directors.

The Settlement Agreement also contains certain terms in order to provide certain protections to the stockholders of the Company.  See Note 14 "Settlement Agreement" for a listing of these terms.  For more information on the Settlement Agreement, please see the Information Statement (Schedule 14F-1) filed by the Company with the SEC on April 27, 2012.

STRATEGIC ALTERNATIVES

In February 2012, we announced that our Board of Directors had decided to engage in a broad review of strategic alternatives aimed at maximizing shareholder value.  The purpose of the strategic review was to evaluate the Company's current long-term business plan against a range of alternatives that have the potential to maximize shareholder value including strategic financing opportunities, asset divestitures, joint ventures and/or a corporate sale, merger or other business combination.  The Company engaged KeyBanc Capital Markets as its financial advisor to assist the Company with its evaluation of strategic opportunities.  The strategic review process was not initiated as a result of any particular offer.  Activity under this review was delayed until the new Board was seated as a result of the Settlement Agreement. The contract was terminated in August 2012 without the Company engaging in any strategic alternatives.

RESULTS OF OPERATION

Summary of Production

The following summarizes our net production sold for the three- and six-month periods ended June 30:

	Three Months Periods			Six Months Periods
	2012	2011	% Change	2012	2011	% Change
Oil (Bbls)	42,106	12,570	235%	74,521	25,856	188%
Gas (mcf)	59,120	62,672	(6)%	113,491	113,583	0%
Total barrels of oil equivalent (boe)*	51,959	23,015	126%	93,436	44,786	109%
Average barrels of oil equivalent per day (“boepd”)	571	253	126%	487	247	97%
* Oil and natural gas were combined by converting natural gas to oil equivalent on the basis of 6 mcf of gas = 1 boe.

This increase in oil and gas sales volumes is due primarily to increased production from wells added period over period. The 2012 six-month period had one additional production day when comparing to the same period of 2011, which impacts the % Change calculation for the Average boepd.

Set forth in the following schedule is the average sales price per unit and average cost of production produced by us for the three- and six-month periods ended June 30:
	Three Months Periods			Six Months Periods
	2012	2011	% Change	2012	2011	% Change
Average sales price:
Oil ($ per bbl)	$88.87	$95.00	(6)%	$93.04	$89.60	4%
Gas ($ per mcf)	$4.78	$6.42	(26)%	$5.30	$6.19	(14)%
Average cost of production:
Average production cost ($/boe)	$11.67	$14.90	(22)%	$13.42	$10.78	24%
Average production taxes ($/boe)	$7.09	$7.28	(3)%	$5.66	$6.09	(7)%

Three months ended June 30, 2012 and 2011

Summary of  Second Quarter Results
	Three Months Ended June 30		Percentage Increase /
	2012	2011	(Decrease)
Revenue and Gains	$4,147,645	$1,497,529	177%
Operating Expenses	(4,971,441)	(2,142,433)	132%
Other Income (Expense)	1,299,048	538,464	141%
Income Tax (Expense) Benefit	-	39,843	(100)%
Net Income (Loss)	$475,252	$(66,597)	n/m
  n/m - When moving from income to expense, or from expense to income, the percentage change is not meaningful.

Revenues

We recognized $4.1 million in revenues from sales of oil and natural gas for the three months ended June 30, 2012 (the “2012 Quarter”), compared to $1.47 million for the three months ended June 30, 2011 (the “2011 Quarter”.)  This 183% increase in oil and gas sales revenue is due primarily to increased production from wells added period over period.  Sales volumes on a boe basis were up approximately 126% for the 2012 Quarter over the 2011 Quarter.  In addition, average prices for crude oil sold period over period increased by 15%.  We report our revenues on wells in which we have a working interest based on information received from operators.  The recognition of revenues in this manner is in accordance with generally accepted accounting principles.

We also recognized deferred revenue of $32,479 during the 2011 Quarter with no comparable item in the 2012 Quarter.

Operating Expenses

Our operating expenses for the 2012 Quarter and 2011 Quarter consisted of the following:

	Three Months Ended June 30,		Percentage Increase /
	2012	2011	(Decrease)
Operating Costs	$243,847	$362,161	(33)%
Production Taxes	368,587	165,108	123%
Depreciation, Depletion, and Amortization	991,938	488,601	103%
Impairment of Oil and Gas Properties	1,775,796	-	100%
Accretion Expense	29,353	26,416	11%
General and Administrative	1,561,920	1,100,147	42%
Total	$4,971,441	$2,142,433	132%

Production taxes and depletion were higher as a result of higher production on wells recently placed on production.  An impairment of certain oil and gas properties was recorded in the 2012 Quarter to reduce the carrying value of those properties to the expected sales price, with no comparable impairment in the prior year period.

General and administrative expense ("G&A") increased primarily as a result of approximately $1.0 million in change of control expenses related to the settlement agreement with Red Mountain, partially offset by no stock compensation expense during the 2012 Quarter, as compared to $425,738 in the 2011 Quarter.   No stock awards have been granted to employees, directors or other service providers since the 2011 Quarter, all of which have been fully expensed.  The 'Non-recurring Expenses' discussed below are included in, and not in addition to, G&A on the Statements of Operations.

As a result of these expenses, our G&A as a percentage of total revenue rose to 38% in the 2012 Quarter, up from 19% in the first quarter of 2012, and down from 73% during the 2011 Quarter.  We expect this percentage to decline in the third quarter of 2012.

Non-recurring Expenses

In the 2012 Quarter, the Company incurred approximately $88,000 in G&A related to defense against a lawsuit and proxy contest with a significant shareholder.  Both of these were settled during the 2012 Quarter.

Additionally, during the 2012 Quarter, we accrued expense of approximately $1.0 million related to change in control payments triggered by the change in the composition of the board of directors that occurred on May 8, 2012. The payments are scheduled to be made in four installments during 2012, with approximately $380,000 being paid in the 2012 Quarter.

G&A in the 2011 Quarter included about $24,000 in non-recurring expenses (legal, accounting, professional and transaction related fees and expenses) related to the Pure merger.

Gain on Sale of Oil and Gas Properties

We recognized a gain of $599,100 during the 2011 Quarter on the sale of an interest in certain of our leases because the proceeds exceeded the carrying costs of the properties. There was no sale of interests during the 2012 Quarter.

Price Risk Management Activities

During the 2012 Quarter, we recognized a gain of $1.44 million, which represents the combination of $72,282 in net realized hedge settlements received for the difference between the hedged price and the market price in closed months, and $1.37 million non-cash mark to market gain on the remaining term of our crude oil fixed price swaps. This compares with a 2011 Quarter gain of $75,857, which included net realized hedge settlements paid of $727 for the difference between the hedged price and the market price.  Our crude oil fixed price swaps currently cover a total of 4,000 barrels of oil per month.  See the table in Note 11 for more information on these swaps.

Six months ended June 30, 2012 and 2011

Summary of  Year to Date Results
	Six Months Ended June 30		Percentage Increase /
	2012	2011	(Decrease)
Revenue and Gains	$7,753,870	$3,096,821	150%
Operating Expenses	(7,088,271)	(3,884,804)	82%
Other Income (Expense)	537,302	500,929	7%
Income Tax (Expense) Benefit	-	65,541	(100)%
Net Income (Loss)	$1,202,901	$(221,513)	n/m
  n/m - When moving from income to expense, or from expense to income, the percentage change is not meaningful.

Revenues

We recognized $7.7 million in revenues from sales of oil and natural gas for the six months ended June 30, 2012 (“YTD 2012”), compared to $3.0 million for the six months ended June 30, 2011 (“YTD 2011”.)  This 155% increase in oil and gas sales revenue is due primarily to increased production from wells added period over period.  Sales volumes on a boe basis were up approximately 109% for YTD 2012 over YTD 2011.  In addition, average prices for crude oil sold period over period increased by 27%.  We report our revenues on wells in which we have a working interest based on information received from operators.  The recognition of revenues in this manner is in accordance with generally accepted accounting principles.

We also recognized deferred revenue of $32,479 during YTD 2012 and $64,958 during YTD 2011. The deferral period for those revenues ended March 31, 2012.

Operating Expenses

Our operating expenses for the YTD 2012 and YTD 2011 periods consisted of the following:

	Six Months Ended June 30,		Percentage Increase /
	2012	2011	(Decrease)
Operating Costs	$980,228	$515,225	90%
Production Taxes	528,958	270,564	96%
Depreciation, Depletion, and Amortization	1,536,058	1,072,891	43%
Impairment of oil and gas properties	1,775,796	-	100%
Accretion Expense	34,241	52,833	(35)%
General and Administrative	2,232,990	1,973,291	13%
Total	$7,088,271	$3,884,804	82%

Operating costs were higher as a result of costs related to additional wells brought on line year over year.  Production taxes and depletion were higher as a result of higher production on wells recently placed on production.  An impairment was recorded in YTD 2012 to reflect the excess book value of certain properties, sold effective August 1, 2012, over the sales price, with no comparable impairment in the prior year period.

G&A expense increased primarily as a result approximately $1.0 million in change of control expenses related to the settlement agreement with Red Mountain Resources, partially offset by no stock compensation expense during the YTD 2012, as compared to $455,230 in the YTD 2011.   No stock awards have been granted to employees, directors or other service providers since the 2011 Quarter, all of which have been fully expensed..  This decrease is somewhat offset by the inclusion of a $50,000 accrual for employee bonuses during the 2012 Quarter, while during 2011 no employee bonuses were accrued until the fourth quarter of the year.

G&A as a percentage of "Revenue and Gains" was reduced to 29% for the YTD 2012 period from 63% during the YTD 2011 period, primarily as a result of higher oil and gas revenue. The 'Non-recurring Expenses' discussed below are included in, and not in addition to, G&A on the Statements of Operations.

Non-recurring Expenses

G&A in YTD 2011 included about $279,000 in non-recurring expenses (legal, accounting, professional and transaction related fees and expenses) related to the Pure merger.

In YTD 2012, the Company incurred approximately $188,000 in G&A related to defense against a lawsuit and proxy contest with a significant shareholder.  Both of these were settled during the second quarter of 2012.

Additionally, in the 2012 Quarter, we accrued expense of approximately $1.0 million related to change in control payments triggered by the change in the composition of the board of directors that occurred on May 8, 2012. The payments are scheduled to be made in four installments during 2012, with approximately $380,000 being paid in the 2012 Quarter.

Gain on Sale of Oil and Gas Properties

We recognized a gain of $599,100 during the YTD 2011 period on the sale of an interest in certain of our leases because the proceeds exceeded the carrying costs of the properties.

Price Risk Management Activities

During the YTD 2012 period, we recognized a gain of $961,911, which is the combination of $20,866 of net realized hedge settlements received for the difference between the hedged price and the market price in closed months, and a $941,045 non-cash mark to market gain on the remaining term of our crude oil fixed price swaps. This compares with a YTD 2011 gain of $106,123, which is net of included realized hedge settlements paid for the difference between the hedged price and the market price of $727.  Our crude oil fixed price swaps currently cover a total of 4,000 barrels of oil per month.  See the table in Note 11 for more information on these swaps.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of ability to access cash. Our primary needs for cash are for exploration, exploitation, development and acquisition of oil and gas properties, repayment of contractual obligations and working capital funding. We have historically addressed our long-term liquidity requirements through cash provided by operating activities, by the issuance of debt and equity securities when market conditions permit, through the sale of non-strategic assets, and through our credit facilities. The prices for future oil and natural gas production and the level of production have significant impacts on operating cash flows and cannot be predicted with any degree of certainty. We continue to examine alternative sources of long-term capital, including bank borrowings, the issuance of debt instruments, the sale of equity securities, the sales of strategic and non-strategic assets, and joint-venture financing. Availability of these sources of capital and, therefore, our ability to execute our operating strategy will depend upon a number of factors, some of which are beyond our control.

Redemption of Debentures

On March 1, 2012, we used approximately $3.3 million in the redemption of the remaining 7 ½ % Debentures, Series 2005 (the “Pure Debentures”) issued by Pure Energy Group in March 2005, that had been assumed in the Pure Merger. The redemption of the Pure Debentures eliminated a covenant that limited the Company's senior debt to no more than $5.0 million and allowed the borrowing base on our line of credit to increase in proportion to our increased proved reserves.

Change in Control Liability

The Company paid approximately $0.4 million to employees during the 2012 Quarter, and will be required to pay approximately $0.6 million to employees during the remainder of 2012.  These payments are the result of triggering certain change in control provisions in agreements with employees during the 2012 Quarter.

Working Capital

At  June 30, 2012, our working capital was a deficit of $2,352,063, as compared to a working capital deficit of $40,086 at December 31, 2011, primarily due to accrued capital expenditures related to our active well participation in 2012.

	At June 30, 2012	At December 31, 2011 (As Restated)	Percentage Increase / (Decrease)
Current Assets	$4,373,702	$3,488,192	25%
Current Liabilities	6,905,765	3,528,278	96%
Working Capital (Deficit)	$(2,532,063)	$(40,086)	n/m
Working Capital Ratio	0.63	0.99	%

Cash Flows
	Six Months Ended
	June 30
	2012	2011
Cash Flows Provided by Operating Activities	$6,777,572	$(1,207,339)
Cash Flows Used in Investing Activities	(10,393,672)	(1,092,944)
Cash Flows Provided by (Used in) Financing Activities	3,537,238	2,862,312
Net Increase (Decrease) in Cash During Period	$(78,862)	$562,029

Cash used in operating activities is calculated by starting with the net income or loss for the period and adjusting for the non-cash income and expense items during the period, as well as for the change in operating assets and liabilities.  As an example: During the 2012 Quarter our Total Current Liabilities balance increased to $6.9 million from $3.5 million.  This increase in liabilities, due primarily to increased activity levels, is reflected as a provision of cash from operating activities, but reduces the current ratio. Conversely, the increase in accounts receivable, due to higher crude oil sales, is a decrease to cash provided from operating activities.

Cash used in investing activities represents capital expenditures for the drilling of wells. The increase in this measure is a reflection of the increased level of drilling and completion activity for wells on our acreage.

Cash provided by financing activities represents funds from new borrowings under our line of credit, reduced by funds used to redeem the Pure Debentures in full and repayment of indebtedness to creditors.

Amended and Restated Credit Agreement with Texas Capital Bank

On January 31, 2011, we entered into an amended and restated credit agreement (the “Credit Agreement”) with Texas Capital Bank, N.A. (“TCB”).  The Credit Agreement provided the Company with an initial borrowing base of $4 million. Increases to the initial borrowing base were received on December 20, 2011 (to $4.5 million) and on March 1, 2012 (to $9.5 million).  The amount available under the Credit Agreement may be increased by TCB up to $25.0 based on the Company’s reserve reports and the value of the Company’s oil and gas properties.  Prior to the redemption of the Pure Debentures, effective March 1, 2012, the Indenture for the Pure Debentures limited the Company's borrowing amount to $5,000,000. As of March 31, 2012, the Company had available to it $0.2 million under the Credit Agreement. During April 2012, we drew down the remaining available balance.  The Company has no other credit facilities or source of cash, other than operating revenues. The Credit Agreement is described more fully in and is attached as an exhibit to the Company’s Form 8-K dated February 7, 2011 and the amendment thereto is described more fully and is attached as an exhibit to the Company's Form 8-K dated March 1, 2012.

As of June 30, 2012, the Company was in violation of two covenants under its agreement with Texas Capital Bank ("TCB"), the Current Ratio covenant and the negative covenant related to past due invoices.  On August 22, 2012, TCB agreed to a waiver of the covenant violations for a period of one year.

As the result of the sale of certain interests in oil and gas properties, effective August 1, 2012, our borrowing base was reduced by $750,000 and that amount was repaid to TCB out of the sale proceeds. Our borrowing base at September 18, 2012, is $8.75 million and it is fully borrowed.

CONTRACTUAL OBLIGATIONS

Our contractual commitments consist of a line of credit, notes payable, creditors payable, change in control payments, interest, operating lease obligations, and asset retirement obligations.

The following table summarizes our contractual commitments as of June 30, 2012:

	Payments Due By Period
(in thousands)	Less than one year	One to three years	Three to five years	More than five years	Total
Line of credit	$—	$9,500,000	$—	$—	$9,500,000
Notes payable	764,278	—	—	—	764,278
Creditors payable	702,000	650,783	—	—	1,352,783
Change in control payments	623,347	—	—	—	623,347
Interest	133,966	517,222	—	—	651,188
Asset retirement obligations	—	—	525,707	743,283	1,268,990
Operating lease obligations	25,000	77,500	—	—	102,500
Total	$2,248,591	$10,745,505	$525,707	$743,283	$14,263,086

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") in the United States has required our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. Our significant accounting policies are disclosed in the notes to the interim financial statements for the period ended June 30, 2012 included in this Quarterly Report on Form 10-Q.

The financial statements presented with this Quarterly Report on Form 10-Q have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. These financial statements do not include all information and footnote disclosures required for an annual set of financial statements prepared under United States generally accepted accounting principles. In the opinion of our management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented in the attached financial statements, have been included. Interim results for the period ended June 30, 2012 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

Our significant accounting policies are disclosed in Note 2 to the unaudited financial statements included with this Quarterly Report.

ITEM 3.     QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company qualifies as a smaller reporting company and is not required to provide this information.

ITEM 4.     CONTROLS AND PROCEDURES

a)	Evaluation of disclosure controls and procedures

Our management, with the participation of our Interim President and Chief Accounting Officer, evaluated the effectiveness of our disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934 as of June 30, 2012. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. In addition, the design of disclosure controls and procedures must reflect the fact that there are resource constraints and that management is required to apply its judgment in evaluating the benefits of possible controls and procedures relative to their costs.

Based on management’s evaluation, our Interim President and Chief Accounting Officer concluded that, as a result of the material weaknesses described below, our disclosure controls and procedures are not designed at a reasonable assurance level and are ineffective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Interim President and Chief Accounting Officer, as appropriate, to allow timely decisions regarding required disclosure.  The material weaknesses, which relate to internal control over financial reporting, that were identified are:

1)   We did not properly apply business combination accounting to our acquisition of Doral and as a result we inappropriately recorded goodwill and an intangible asset as part of that transaction.  As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated;

2)   We did not properly accrue operating costs or capital expenditures for activity that occurred during the fourth quarter of 2011 and the first quarter of 2012. As a result, we determined that our consolidated financial statements for the year ended December 31, 2011 filed in the annual report on Form 10-K and our consolidated financial statements as of and for the three month period ended March 31, 2012 filed in the quarterly report on Form 10-Q should not be relied upon and needed to be restated.

We are committed to improving our accounting organization. In the future, should we contemplate a business combination, we will consult with legal counsel and appropriate accounting resources to evaluate the financial statement impact that the transaction may have. Additional measures may be implemented as we evaluate the effectiveness of these efforts. We cannot assure you that these remediation efforts will be successful or that our internal control over financial reporting will be effective in accomplishing the control objectives.

(b)  Changes in internal control over financial reporting.

In May 2012, our former Chief Executive Officer and former Chief Operating Officer departed and three Board members were replaced.  Their duties and responsibilities have been assumed by our Interim President and an Executive Committee, consisting of three of our directors.

Other than as described above, there were no changes in our internal control over financial reporting during our most recent fiscal quarter that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.      LEGAL PROCEEDINGS

On May 4, 2011, Clifton M. (Marty) Bloodworth filed a lawsuit in the State District Court of Midland County, Texas, against Doral West Corp. d/b/a Doral Energy Corp., Patrick Seale and Everett Willard Gray II (Mr. Gray has not yet been served).  Mr. Bloodworth alleges that Mr. Gray, as CEO of the Company, made false representations which induced Mr. Bloodworth to enter into an employment contract that was subsequently breached by the Company.  The claims that Mr. Bloodworth has alleged are:  breach of his employment agreement with Doral, common law fraud, civil conspiracy breach of fiduciary duty, and violation of the Texas Deceptive Trade Practices-Consumer Protection Act.  Mr. Bloodworth is seeking damages of approximately $280,000.  Mr. Gray and the Company deny that Mr. Bloodworth’s claims have any merit

On December 12, 2011, Red Mountain and Black Rock Capital, Inc., as direct and indirect shareholders of the Company, filed a lawsuit against the Company in the District Court of Clark County, Nevada as Case No. A-11-653-089-B (the "Action").  The complaint was amended to name the directors of the Company as additional defendants. On April 23, 2012, the Company entered into The Settlement Agreement with Red Mountain. Pursuant to the Settlement Agreement and effective May 8, 2012, (i) Red Mountain caused a dismissal of the Action with prejudice, (ii) Everett Willard Gray, II, Lawrence J. Risley and Brad E. Heidelberg resigned from the Board of Directors of the Company (with Richard F. LaRoche, Jr. and John W. Hawkins remaining as members of the Board) and (iii) Alan W. Barksdale, Randell K. Ford and Paul N. Vassilakos, each a member of Red Mountain’s board of directors, were appointed as directors of the Company to fill the vacancies. Messrs. Ford, Vassilakos, LaRoche and Hawkins are expected to be independent directors.

The Settlement Agreement also contains certain terms in order to provide certain protections to the stockholders of the Company.  See Note 14 " Settlement Agreement " for a listing of these terms.  For more information on the Settlement Agreement, please see the Information Statement (Schedule 14F-1) filed by the Company with the SEC on April 27, 2012.

On August 12, 2012, O-CAP Management, L.P. (“O-CAP”) filed a lawsuit in the State District Court of Dallas County, Texas, against the Company.  O-CAP alleges that the Company breached certain binding terms of a non-binding letter of intent to provide financing to the Company.  The claims that O-CAP has alleged are: breach of contract and alternatively, fraud/fraud in the inducement.  O-CAP is seeking damages in an unspecified amount together with attorneys’ fees.  On August 30, 2012, the Company filed an answer denying the allegations.  The Company believes O-CAP’s claims are without merit.

Other than the lawsuits described above, we are not currently a party to any legal proceedings.

ITEM 2.      UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

No sales of unregistered equity securities occurred during the quarter ended June 30, 2012.

ITEM 5.      OTHER INFORMATION

As of June 30, 2012, the Company was in violation of two covenants under its agreement with Texas Capital Bank ("TCB"), the Current Ratio covenant and the negative covenant related to past due invoices.  On August 22, 2012, TCB executed an agreement pursuant to which it agreed to a waiver of the covenant violations for a period of one year.

ITEM 6.      EXHIBITS

Exhibit
Number	Description of Exhibits
3.1	Amendment No. 3 to the Amended and Restated Bylaws. (2)
10.1	Agreement with Red Mountain Resources, Inc. (1)
10.2	Second Amendment to Employment Agreement with Everett Willard “Will” Gray II. (1)
10.3	Second Amendment to Employment Agreement with Lawrence J. Risley. (1)
10.4	Amended Letter Agreement with Nancy S. Stephenson. (1)
10.5	Separation Agreement and Mutual Release with Everett Willard “Will” Gray II. (1)
10.6	Separation Agreement and Mutual Release with Lawrence J. Risley. (1)
10.7	Mutual Release with Nancy S. Stephenson. (1)
10.8	Mutual Release with Brad E. Heidelberg. (1)
10.9	Form of Indemnification Agreements. (3)
31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(1)  Filed as an exhibit to our Current Report on Form 8-K filed on April 24, 2012.
(2)  Filed as an exhibit to our Current Report on Form 8-K filed on June 1, 2012.
(3)  Filed as an exhibit to our Registration Statement Amendment on Form S-1/A filed on June 1, 2012.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROSS BORDER RESOURCES, INC.

By	/s/Kenneth S. Lamb
Name:	Kenneth S. Lamb
Title:	Chief Accounting Officer
Date:	September 19, 2012